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                                                                    EXHIBIT 10.5


          AMENDED AND RESTATED MANAGED CARE AGREEMENT, dated and executed on
May 28, 2003, between Merck & Co., Inc., a New Jersey corporation ("Merck"), and Medco Health Solutions, Inc., a Delaware corporation ("Medco").

          WHEREAS, Medco, an independently managed wholly-owned subsidiary of Merck, is in the business of providing PBM Services to corporations, health maintenance organizations, unions, insurance carriers, government employee plans and others;

          WHEREAS, Merck is a pharmaceutical company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products;

          WHEREAS, on June 28, 2002, Merck and Medco entered into a Managed Care Agreement (the "Original Agreement") setting forth (a) terms upon which Medco would be entitled to receive rebates from Merck for the utilization, from and after the Effective Date, of Merck Products by Medco Plans and (b) other terms and provisions governing the relations of Merck and Medco from and after the Effective Date;

          WHEREAS, the parties desire to amend and restate the Original Agreement to reflect the terms as set forth in this Restated Agreement; and

          WHEREAS, except as expressly provided herein, this Restated Agreement shall be deemed to be effective as of the Effective Date.

          NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions.

     "Acceptable Formulary Product" shall have the meaning set forth in Section 2.5.

     "Access Disqualified Plan" means, with respect to a Merck Product, for a given Calendar Quarter, any Medco Plan under which, at any time during such Calendar Quarter such Merck Product is (i) not On Formulary under such Medco Plan, (ii) subject to Non-Rebate-Eligible Utilization Controls under such Medco Plan, or (iii) not available to Members under such Medco Plan on a Basis at least as favorable as the Basis upon which any Basis Competitive Product is available to Members under such Medco Plan; provided, however, that the requirement set forth in clause (ii) above shall apply only with respect to Calendar Quarters beginning after June 30, 2003; provided, further, that Merck shall have the right to designate a Medco Plan as an Access Disqualified Plan with respect to one or more Merck Products for any one or more Calendar Quarters beginning

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on or after the Effective Date and prior to June 30, 2003, if it determines in its sole discretion that during such Calendar Quarter(s) Utilization Controls (other than Rebate-Eligible Utilization Controls) restricting the use of such Merck Product(s), encouraging the use of any Basis Competitive Product(s) or restricting generally the use of all Pharmaceutical Products in the Basis Therapeutic Category that includes such Merck Product were implemented under such Plan.

     "Acquiror(s)" means any Person or Persons (other than a Medco Party) party to a transaction that, if consummated, would constitute a Medco Acquisition Transaction.

     "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Restated Agreement, neither Merck nor any of its Subsidiaries (other than Medco and its Subsidiaries) shall be deemed to be Affiliates of any Medco Party, and no Medco Party shall be deemed to be an Affiliate of Merck or any of its Subsidiaries (other than Medco and its Subsidiaries).

     "Aggregate Medco Cost" has the meaning reflected in Annex B.

     "Applicable Percentage" has the meaning referenced in Annex B.

     "Average Units Per Prescription Dispensed By A Medco Mail Service Pharmacy" for any Calendar Quarter shall be the total Units for a Merck Product or Competitive Product dispensed by all Medco Mail Service Pharmacies divided by the total prescriptions of such Merck Product or Competitive Product dispensed by all Medco Mail Service Pharmacies.

     "Average Units Per Prescription Dispensed By A Pharmacy Participating In The Medco Retail Network Of Pharmacies" for any Calendar Quarter shall be the total Units for a Merck Product or Competitive Product dispensed by all pharmacies participating in the Medco Retail Network of Pharmacies divided by the total prescriptions of such Merck Product or Competitive Product dispensed by all pharmacies participating in the Medco Retail Network of Pharmacies.

     "Basis" shall have the meaning set forth in Section 2.4.

     "Basis Competitive Products" means, in relation to any Merck Product, for any Calendar Quarter, all other Pharmaceutical Products included in the same Basis Therapeutic Category as such Merck Product.

     "Basis Therapeutic Category" means initially the categories set forth on
Schedule 10.8(a)(ii), subject to adjustment in accordance with Section 10.8. Each Basis Therapeutic Category shall include initially the Merck Products and the Basis

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Competitive Products set forth with respect thereto on Schedule 10.8(a)(ii)
subject to adjustment in accordance with Section 10.8.

     "Best Price" with respect to any Merck Product shall have the meaning set forth in Section 1927 of the Social Security Act.

     "Calendar Quarter" means the three-month period ending on each of March 31, June 30, September 30 and December 31 of any Calendar Year; provided, however, that if this Restated Agreement is terminated in accordance with Article 8 as of a date other than March 31, June 30, September 30 and December 31, for purposes of this Restated Agreement, the final Calendar Quarter shall begin on the day after the conclusion of the preceding Calendar Quarter and end as of the date of such termination.

     "Calendar Year" means each twelve-month period ending on December 31; provided, however, that if this Restated Agreement is terminated in accordance with Article 8 as of a date other than December 31, for purposes of this Restated Agreement, the final Calendar Year shall begin on the day after the conclusion of the preceding Calendar Year and end as of the date of such termination.

     "Catalog Price" means the per Unit price of any Merck Product as calculated based upon the catalog price published by Merck provided that, except as expressly otherwise provided herein, if the catalog price of any Merck Product as so published by Merck changes during any Calendar Quarter, the "Catalog Price" shall be the per Unit price as calculated based upon the catalog price so published for the largest number of days during such Calendar Quarter.

     "Claims-Level Data" means, for all utilization of any Merck Product, all Competitive Products and all other Pharmaceutical Products, individual claims-level data in the NCPDP standard file format, as set forth in Schedule
1.1. The "Encrypted Patient ID Code" field is specifically excluded from the definition of Claims-Level Data and has been replaced in Schedule 1.1 with a designation of "Filler" indicating that no data shall be inserted into that field. Medco shall not include such information in the data it delivers to Merck.

     "Competitive Products" means, in relation to any Merck Product, for any Calendar Quarter, all other Pharmaceutical Products included in the same Therapeutic Category as such Merck Product.

     "Conversion Factor" for any Calendar Quarter shall be the number derived by dividing the Average Units Per Prescription Dispensed By A Medco Mail Service Pharmacy into the Average Units Per Prescription Dispensed By A Pharmacy Participating In The Medco Network Of Retail Pharmacies for each Merck Product or Competitive Product.

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     "CPR Rules" shall have the meaning set forth in Section 9.2.

     "Customized Medco Formulary" means, with respect to any Plan, for any Merck Product, each Formulary created, maintained or offered to such Plan by Medco, in whole or in part, other than a Standard Medco Formulary in compliance with
Section 2.1(a).

     "Dispute" shall have the meaning set forth in Article 9.

     "Distribution Channel" means the Medco Mail Services Pharmacies or the Medco Retail Network of Pharmacies, as applicable.

     "Effective Date" means July 1, 2002.

     "Eligible Medco Plan" means each Medco Plan that is not a Non-Eligible Medco Plan.

     "Eligible Prescription" means any prescription for a Pharmaceutical Product dispensed by (a) a pharmacy participating in the Medco Retail Network of Pharmacies for which an Eligible Medco Plan or a Member thereof is entitled to reimbursement or (b) a Medco Mail Service Pharmacy for which an Eligible Medco Plan or a Member thereof is entitled to reimbursement; but shall expressly not include, unless otherwise determined by Merck in its sole discretion, (1) any prescription for which an Eligible Medco Plan or a Member thereof is entitled to any reimbursement from Medicaid, Medicare or any other federal or state program,
(2) any prescription dispensed under a Non-Eligible Medco Plan or any prescription dispensed using quantities of a Merck Product purchased by Medco or any of its immediate or intermediate suppliers outside the U.S. and (3) any prescription of a Pharmaceutical Product dispensed under a Medco Plan under which such Pharmaceutical Product is classified as an Unacceptable Formulary Product. If any prescription for a Merck Product or Competitive Product that is not in a Unit Measured Therapeutic Category and which in accordance with the foregoing constitutes an Eligible Prescription is dispensed by a Medco Mail Service Pharmacy, for purposes of calculating Medco Market Share and otherwise under this Restated Agreement, such prescription shall be multiplied by the Conversion Factor for such Merck Product or Competitive Product, in order to equate the prescriptions dispensed by any Medco Mail Service Pharmacy to prescriptions dispensed by a pharmacy participating in the Medco Retail Network of Pharmacies. If any prescription for a Merck Product or Competitive Product that is in a Unit Measured Therapeutic Category and which in accordance with the foregoing constitutes an Eligible Prescription contains a number of Units of such Merck Product or Competitive Product that is more or less than the Merck Unit Number for such Unit Measured Therapeutic Category, for purposes of calculating Medco Market Share and otherwise under this Restated Agreement, such prescription shall be counted as that number of (or fraction of an) Eligible Prescription(s) of such Merck Product or Competitive Product, as applicable,

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that is equal to the number of Units contained in such prescription divided by the Merck Unit Number for such Unit Therapeutic Category.

     "Existing Medco Plan" means any Medco Plan for which any Medco Party, or directly or through an intermediary, provided PBM Services as of March 31, 2002 (or any successor plan). Each Existing Medco Plan shall at all times during the term of this Restated Agreement be treated as such, regardless of any renewal, replacement, amendment or modification of the agreement between Medco and such Medco Plan or the sponsor thereof, except as provided in Section 10.6 of this Restated Agreement.

     "Existing Merck Product" means, with respect to each Existing Medco Plan, any Merck Product available to Members under such Existing Medco Plan as of April 1, 2002.

     "FDA" means the United States Food and Drug Administration.

     "Formulary" means, with respect to any Plan, the list or lists of prescription products that Members may request and/or physicians may prescribe under such Plan. It is understood that, under certain Plans, Members may request and/or physicians may prescribe prescription products not included on such lists.

     "Formulary Managed Medco Plan " means any New Medco Plan in respect of which a Medco Party designs and/or implements, directly or indirectly, the applicable Medco Plan's Formulary and in respect of which a Medco Party communicates with physicians and pharmacists on a routine basis to encourage appropriate utilization consistent with the Medco Plan's Formulary, and either

     (1) the benefit design of the Plan includes significant financial incentives (e.g., three-tier co-payments with significant differentials) for Members that are reasonably calculated to promote compliance with the Medco Plan's Formulary; or
     (2) the Medco Party implements programs for the significant movement of market share to Merck Products, such as, but not limited to, Medco's Prescriber Choice Program, Medco's physician-calling program or other at least equally effective programs for the movement of market share, in at least three of the Select Therapeutic Categories.

Any other New Medco Plan that Merck elects to treat as a Formulary Managed Medco Plan, whether or not it meets the foregoing definition, shall be deemed to be a Formulary Managed Medco Plan for the purposes of this Restated Agreement.

     "General Control Eligible Medco Plan" means, with respect to any Calendar Quarter, for each Merck Product, each Eligible Medco Plan that (a) is an Existing Medco

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Plan or a New Medco Plan that constitutes a Formulary Managed Medco Plan, and
(b) is not a High Control Eligible Medco Plan for such Merck Product.

     "General Control MAS Rebate Percentage" has the meaning reflected in Annex
B.

     "group of Members" means any group of Members under a Plan, all the Members of which are entitled to receive substantially similar benefits under that Plan.

     "Group A Merck Products" has the meaning reflected in Annex B.

     "Group B Merck Products" has the meaning reflected in Annex B.

     "Group C Merck Products" has the meaning reflected in Annex B.

     "Group D Merck Products" has the meaning reflected in Annex B.

     "Group E Merck Products" has the meaning reflected in Annex B.

     "Group of Merck Products" has the meaning reflected in Annex B.

     "High Control Eligible Medco Plan" means, with respect to any Calendar Quarter, for each Merck Product, each Eligible Medco Plan which Merck determines in its sole discretion has features which enable the Plan or its sponsor to exercise a high level of control over influencing the market share of Pharmaceutical Products in the Therapeutic Category that includes such Merck Product. Examples of such features would include (a) such Merck Product being the only Pharmaceutical Product available to Members of a Plan for which any reimbursement is provided by the Plan to a pharmacy or Member during such Calendar Quarter in the Therapeutic Category that includes such Merck Product,
(b) the co-payment payable by Members during such Calendar Quarter for an Eligible Prescription of such Merck Product being at least $15 less than the lowest co-payment payable by Members for any Eligible Prescription of any Competitive Product, or (c) active management of utilization within the Therapeutic Category that includes such Merck Product for the benefit of the utilization of such Merck Product by Members of such Plan. In no event shall a Medco Plan constitute a High Control Eligible Medco Plan with respect to a Merck Product unless such Plan is an Existing Medco Plan that constitutes an Eligible Medco Plan or a New Medco Plan that constitutes a Formulary Managed Medco Plan.

     "High Control MAS Rebate Percentage" has the meaning reflected in Annex B.

     "IMS" means IMS Health Incorporated or any successor entity thereto (or any other Person selected by Merck that provides data and data services substantially identical to the data and data services provided by IMS Health Incorporated as of the Effective Date).

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         "Incoming Medco Plan" has the meaning reflected in Annex B.

         "Incoming Medco Plans MAS Premium Percentage" has the meaning reflected in Annex B.

         "Incoming Medco Plans Sales Percentage" has the meaning reflected in Annex B.

         "Individual Formulary Access Rebate Amount" shall have the meaning reflected in Annex B.

         "Mandatory Formulary Product" has the meaning set forth in Section 2.5

         "MAS Premium Percentage" has the meaning reflected in Annex B.

         "Medco" shall have the meaning set forth in the preamble to this Restated Agreement.

         "Medco Acquisition Transaction" means any direct or indirect acquisition, by any Person or group of Persons acting together, in one or a series of transactions (including by means of a merger, consolidation or other business combination of or with Medco or any of its Affiliates), (i) of one or more businesses or assets of Medco and/or its Subsidiaries that generated five percent (5%) or more of the net revenue or net income of Medco and its Subsidiaries on a consolidated basis during the four Calendar Quarters prior to the consummation of such acquisition, or that constituted five percent (5%) or more of the total assets of Medco and its Subsidiaries on a consolidated basis as of the last day of the Calendar Quarter last ended prior to the consummation of such acquisition, measured either on a book value basis or a fair market value basis, or (ii) of beneficial ownership (as defined for purposes of Regulations 13D-13G under the Securities Exchange Act of 1934) of fifteen percent (15%) or more of any class of equity securities of Medco or of any Subsidiary of Medco that generated five percent (5%) or more of the net revenue or net income of Medco and its Subsidiaries on a consolidated basis during the four Calendar Quarters prior to the consummation of such acquisition or that held five percent (5%) or more of the total assets of Medco and its Subsidiaries on a consolidated basis as of the last day of the Calendar Quarter last ended prior to the consummation of such acquisition, measured either on a book value basis or a fair market value basis.

         "Medco Mail Service Pharmacies" means the pharmaceutical dispensing functions located in the U.S. of the Medco Parties which utilize the United States Postal Service, common carriers or other means of distribution to deliver Pharmaceutical Products to Members under Medco Plans.

         "Medco Market Share" of a Pharmaceutical Product in any Therapeutic Category under one or more Medco Plans, for any Calendar Quarter (or other period), shall be the percentage determined by dividing (a) the aggregate number of Eligible Prescriptions actually dispensed of the applicable Pharmaceutical Product under such Medco Plan or

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Medco Plans, as applicable during such Calendar Quarter (or other period), by
(b) the aggregate number of Eligible Prescriptions actually dispensed of the applicable Pharmaceutical Product and all other Pharmaceutical Products in such Therapeutic Category, under such Medco Plan or Medco Plans, as applicable during such Calendar Quarter (or other period).

         "Medco Parties" means Medco and all Persons that at any time are Affiliates of Medco.

         "Medco Plan" means, for any Calendar Quarter, any Plan for which any Medco Party, directly or through an intermediary, provides any PBM Services during such Calendar Quarter; provided, however, that any Plan for which a Medco Party provides PBM Services pursuant to an agreement with Merck in its capacity as an employer shall not be deemed a "Medco Plan" for purposes of this Restated Agreement.

         "Medco P&T Committee" means any pharmacy and therapeutics committee, medical advisory board, clinical oversight group, other professional advisory body or individual having similar authority utilized or created by a Medco Party or over which or whom a Medco Party has substantial influence with respect to the general framework of decision-making of such committee, board, group, body or individual.

         "Medco Retail Network of Pharmacies" shall mean the retail pharmacies or any other entity or function located in the U.S. under contract with Medco Parties to participate in providing prescription services to Members under Medco Plans.

         "Member" means, with respect to any Plan, any person entitled to benefits under that Plan.

         "Merck Products" means initially the Pharmaceutical Products identified on Schedule 10.8 as "Merck Products." The Pharmaceutical Products constituting Merck Products shall be adjusted from time to time after the date of execution of this Restated Agreement in accordance with Section 10.8.

         "Merck Quarterly Revenue Amount" for any Calendar Quarter means the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed in that Calendar Quarter under Eligible Medco Plans.

         "Merck Unit Number" means, with respect to any Unit Measured Therapeutic Category, the number of Units of the Merck Product in such Unit Measured Therapeutic Category generally included in one prescription of such Merck Product.

         "Minimum MAS Premium Percentage" has the meaning reflected in Annex B.

         "National Market Share" of any Merck Product, for any Calendar Quarter (or other period), means the percentage represented by (a) the number of prescriptions of such

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Merck Product dispensed in the U.S. during such Calendar Quarter (or other period) (excluding quantities of such Merck Product dispensed under Medco Plans), divided by (b) the aggregate number of prescriptions of such Merck Product and all Competitive Products dispensed in the U.S. during such Calendar Quarter (or other period) (not including quantities of such Merck Product and Competitive Products dispensed under Medco Plans as reported by IMS). The numbers referred to in clauses (a) and (b) of this definition, including, without limitation, the calculation of the amounts of Merck Products and Competitive Products dispensed under Medco Plans to be excluded from the computation of National Market Share, shall be determined by Merck based on national third-party prescription data and national mail prescription data furnished by IMS; provided, however, in the event that (x) the prescription data furnished by IMS at any time reflects a methodology for determining the number of prescriptions for Merck Products and/or any Competitive Products that is different than the methodology reflected by the data furnished as of the Effective Date by IMS to Merck and (y) in the judgment of Merck such change in methodology is reasonably likely to result in a determination of National Market Share for any Merck Product that is inconsistent with the determination that would result from the methodology reflected by the data furnished as of the Effective Date by IMS to Merck, the manner in which such National Market Share shall be determined, or the data utilized to make such determination, shall be adjusted to avoid such inconsistency. It is understood that Merck intends initially to obtain the data to make the calculations contemplated by this definition from the Xponent(R) PlanTrak product of IMS. Merck shall have the right at any time to utilize a different product of IMS to obtain such data, provided that Merck notifies Medco before it begins to utilize such other product.

         "NCPDP" shall mean the National Council for Prescription Drug Programs.

         "New Basis Competitive Product" means any Pharmaceutical Product that becomes a Basis Competitive Product after the Effective Date.

         "New Medco Plan" means any Medco Plan that is not an Existing Medco
Plan.

         "New Merck Product" means each Merck Product that became or becomes a Merck Product after the Effective Date.

         "Non-Eligible Medco Plan" means, for any Calendar Quarter, Medco's YOURxPlan; any cash card plan, including any cash card plan sponsored or administered by a state, federal or local governmental agency or instrumentality, for the purpose of providing discounts on Pharmaceutical Products and any similar program; any Plan with respect to which the Medco Parties' primary role is to provide claims processing services, including Merck's patient assistance programs; any Plan with respect to which the Medco Parties' primary role is to dispense Pharmaceutical Products utilizing Medco Mail Service Pharmacies; any Plan pursuant to which Members pay all or a substantial part of the cost of Pharmaceutical Products dispensed thereunder without the right of Members to obtain

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subsequent reimbursement for a substantial portion of such cost; and any New
Medco Plan that is not a Formulary Managed Medco Plan.

         "Non-MAS Group of Merck Products" has the meaning reflected in Annex B.

         "Non-Rebate Eligible Utilization Controls" means, with respect to any Merck Product, Utilization Controls that are not Rebate-Eligible Utilization Controls.

         "Notification" shall have the meaning set forth Section 10.6.

         "Offer Disqualified Plan" means any Plan in respect of which Medco has at any time breached its obligations under Section 2.2. Notwithstanding a breach by Medco of its obligations under Section 2.2, a Plan which constitutes an Offer Disqualified Plan will no longer constitute an Offer Disqualified Plan, when and so long as such Plan (i) adheres to a (x) Standard Medco Formulary that is in compliance with Section 2.1(a) or (y) a Formulary that constitutes a Rebate-Eligible Customized Medco Formulary with respect to all Merck Products available under such Plan, and (ii) to the extent any Merck Product is subject to any Utilization Controls under such Plan, adopts Rebate-Eligible Utilization Controls with respect to that Merck Product.

         "Offer-Permitted Customized Medco Formulary" means, with respect to any Plan, any Customized Medco Formulary that is a Rebate-Eligible Customized Medco Formulary or that is approved by Merck, in its sole discretion, with respect to a specific offer or presentation made to an existing, new or potential Medco Plan, its sponsor and/or the Plan P&T Committee responsible for such Plan with respect to that Merck Product. It is understood that any Customized Medco Formulary approved by Merck as constituting an Offer-Permitted Customized Medco Formulary in accordance with the prior sentence shall be deemed to be an Offer-Permitted Customized Medco Formulary solely with respect to the specific offer or presentation in connection with which such approval is granted and shall not by virtue of such approval constitute a Rebate-Eligible Customized Medco Formulary.

         "Offer-Permitted Utilization Control" means, with respect to any Merck Product, all Rebate-Eligible Utilization Controls in respect of that Merck Product and any other Utilization Controls approved by Merck, in its sole discretion, with respect to a specific offer or presentation made to an existing, new or potential Medco Plan, its sponsor, and/or the Plan P&T Committee responsible for such Plan with respect to that Merck Product. It is understood that any Utilization Controls approved by Merck as constituting Offer-Permitted Utilization Controls in accordance with the prior sentence shall be deemed to be Offer-Permitted Utilization Controls solely with respect to the specific offer or presentation in connection with which such approval is granted and shall not by virtue of such approval constitute Rebate-Eligible Utilization Controls.

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         "On Formulary" means, with respect to a Merck Product, for any Calendar
Quarter, under any Plan (or Standard Medco Formulary), that, during the entire Calendar Quarter:

         (1)(x) such Plan's Formulary (or the applicable Standard Medco Formulary) has only one branded tier and such Merck Product is included on such Formulary (or Standard Medco Formulary), (y) such Plan's Formulary (or the applicable Standard Medco Formulary) is comprised of more than one branded tier and such Merck Product is included in the most preferred branded tier of such Formulary (or Standard Medco Formulary) (i.e., the branded tier from which Members are encouraged to request Pharmaceutical Products and/or physicians are encouraged to prescribe Pharmaceutical Products consistent with their professional medical judgment and applicable medical and pharmacy laws and procedures; generally, with respect to a Formulary or a Standard Medco Formulary that has a three-tier benefit design, the most preferred branded tier will be the second tier) or (z) Merck has approved in writing the Formulary status of such Merck Product under such Plan's Formulary (or Standard Medco Formulary); and

         (2) the co-payment or co-insurance amount or percentage, as applicable, payable by Members under such Plan for a prescription for such Merck Product is the lowest co-payment or co-insurance amount or percentage available for a prescription (providing the same number of days of therapy) for any other Pharmaceutical Product included in the Basis Therapeutic Category including such Merck Product.

         "Outgoing Medco Plan" has the meaning reflected in Annex B.

         "Outgoing Medco Plans MAS Premium Percentage" has the meaning reflected in Annex B.

         "Outgoing Medco Plans Sales Percentage" has the meaning reflected in Annex B.

         "PBM Services" means any substantial prescription drug benefit management services, including but not limited to management of retail pharmacy networks, payment of claims to pharmacies for prescription drugs, drug utilization review, Formulary management services and drug benefit management services.

         "Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

         "Pharmaceutical Product" means any pharmaceutical product (a) approved by the FDA for a particular use; (b) which may be dispensed only pursuant to a prescription under the rules and regulations of the FDA; and (c) for which the manufacturer (or its licensees or assignees) has marketing exclusivity under the Food, Drug and Cosmetic Act, the Orphan Drug Act of 1984, or any law, statute, regulation or order having a

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similar effect, or by virtue of one or more patents granted by the United States
Patent and Trademark Office, such that no other product can be marketed by another Person for the same purpose without violating such marketing exclusivity or infringing such patent.

         "Plan" means any third-party payor plan, agreement or arrangement through which Members are entitled to receive Pharmaceutical Products. To the extent that any such plan, agreement or arrangement provides for different benefits (including, without limitation, different Formularies or Utilization Controls for any Merck Product) for different groups of Members, for purposes of this Restated Agreement, such plan, agreement or arrangement shall be deemed to be a separate "Plan" with respect to each such group of Members.

         "Plan P&T Committee" shall mean, with respect to any Medco Plan, any pharmacy and therapeutics committee, medical advisory board, clinical oversight group or other professional advisory body with the authority, or individual having similar authority, to evaluate Pharmaceutical Products for safety and efficacy for such Plan and shall not include a Medco P&T Committee.

         "Prescription" means a legal and valid order to dispense a Pharmaceutical Product.

         "Quarterly Incoming Sales Amount" has the meaning reflected in Annex B.

         "Rebate-Eligible Customized Medco Formulary" means for any Plan (x) any Customized Medco Formulary in which all Merck Products are On Formulary and are treated at least as favorably as under a Standard Medco Formulary in compliance with Section 2.1(a), or (y) with respect to any Merck Product that, under such Customized Medco Formulary, is not On Formulary or not treated at least as favorably as under a Standard Medco Formulary in compliance with Section 2.1(a), the Formulary status of such Merck Product on such Customized Medco Formulary shall have been approved in advance in writing by Merck in its sole discretion. It is understood that any Customized Medco Formulary in respect of which any approval is granted by Merck pursuant to clause (y) above shall be deemed to constitute a Rebate-Eligible Customized Medco Formulary solely with respect to the Medco Plan in connection with which such approval is granted (but only so long as no further change is made to such Customized Medco Formulary that would apply to the Merck Product (or any Basis Competitive Product) in connection with which such approval was granted) and such Customized Medco Formulary shall not by virtue of such approval constitute a Rebate-Eligible Customized Medco Formulary with respect to any other Medco Plan.

         "Rebate-Eligible Utilization Controls" means, with respect to each Merck Product, the Utilization Controls Merck has at any time designated, in its sole discretion, in a written notice delivered to Medco as "Rebate-Eligible Utilization Controls" with respect to such Merck Product. Once specific Utilization Controls are designated, in a written notice delivered by Merck to Medco, as "Rebate-Eligible Utilization Controls" with respect to a Merck Product, such Utilization Controls shall constitute "Rebate-Eligible Utilization Controls" with respect to such Merck Product for the remainder of the term of this Restated Agreement.

     "Representatives" means, with respect to any Person, such Person's officers, employees, including account executives, agents and other representatives.

     "Restated Agreement" means this Amended and Restated Managed Care Agreement, dated and executed on May 28, 2003, between Merck and Medco and effective as of the Effective Date.

     "Select Therapeutic Categories" means initially the following Therapeutic
Categories: ARBs, Arthritis & Analgesia, Asthma Controllers, HMGs, Migraine, Osteoporosis. The Therapeutic Categories constituting Select Therapeutic Categories shall be subject to adjustment in accordance with Section 10.8.

     "Standard Medco Formulary" means any standardized Formulary created, maintained, or offered to such Plan by Medco, in whole or in part, including but not limited to Medco's Preferred Prescriptions Formulary or Rx Selections Formulary (and/or, in each case, any successor or similar Formulary of any Medco Party).

     "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Restated Agreement, neither Medco nor any of its Subsidiaries shall be deemed to be a Subsidiary of Merck.

     "Target MAS Premium Percentage" has the meaning reflected in Annex B.

     "Therapeutic Category" means initially the categories set forth on Schedule 10.8(a)(i), subject to adjustment in accordance with Section 10.8. Each Therapeutic Category shall include initially the Merck Products and the Competitive Products set forth with respect thereto on Schedule 10.8(a)(i), subject to adjustment in accordance with Section 10.8.

     "Unacceptable Formulary Product" shall have the meaning set forth in
Section 2.5.

     "Unit" means the smallest quantity available for use as one administration of a Pharmaceutical Product.

     "Unit Measured Therapeutic Category" means any Therapeutic Category for which the Medco Market Share of a Merck Product contained therein shall be measured based on the number of Units dispensed, rather than the number of prescriptions dispensed. Merck may from time to time designate or withdraw any Therapeutic Category as a "Unit Measured Therapeutic Category" with respect to any one or more Calendar Quarters by written notice to Medco. As of the Effective Date, the Therapeutic Category that includes Maxalt(R) shall be deemed to be a "Unit Measured Therapeutic Category."

       "U.S." means the 50 states of the United States of America and the District of Columbia (and, if determined by Merck in its sole discretion with respect to any Medco Plan, for purposes of such Medco Plan, Puerto Rico).

       "Utilization Controls" means, with respect to any Merck Product, controls, including prior authorization requirements, edits or other interventions or communications (but excluding Formulary status and co-payment and co-insurance requirements), that have the purpose or effect of restricting the use of such Merck Product, encouraging the use of any Basis Competitive Product or restricting generally the use of all Pharmaceutical Products in the Basis Therapeutic Category that includes such Merck Product. In this Restated Agreement, Utilization Controls are considered to be "with respect to" a Merck Product, and a Merck Product is considered to be "subject to" Utilization Controls under circumstances in which controls, including prior authorization requirements, edits or other interventions or communications (but excluding Formulary status and co-payment and co-insurance requirements), are applicable to, or are likely to have an effect on the utilization of, such Merck Product, one or more Basis Competitive Products, or all Pharmaceutical Products in the Basis Therapeutic Category that includes such Merck Product.

2. Access.

          2.1. Standard Medco Formulary Requirements. (a) Subject to Section 2.1(c), Medco shall ensure that, at all times prior to the expiration of the term of this Restated Agreement (or, if earlier, until the time at which the applicable product is no longer a Merck Product), each Merck Product shall be On Formulary on each Standard Medco Formulary with a Formulary status on such Standard Medco Formulary that is no less favorable than the Formulary status of any Basis Competitive Product.

          (b)  Without limiting the foregoing in Section 2.1(a) but subject to
Section 2.5, in the event that at any time during the term of this Restated Agreement Medco makes any modification or change to any Standard Medco Formulary or adopts a new Standard Medco Formulary, Medco shall ensure that, after giving effect to such modification or change, all Merck Products are On Formulary on such modified or changed Standard Medco Formulary and all Merck Products are On Formulary on such new Standard Medco Formulary, in each case with a Formulary status on such modified, changed or new Standard Medco Formulary that is no less favorable than the Formulary status of any Basis Competitive Product.

       (c) With respect to each New Merck Product, the obligation under Section 2.1(a) shall not apply, unless and until such New Merck Product is determined by a Medco P&T Committee to be a Mandatory Formulary Product or an Acceptable Formulary Product in accordance with the provisions of Section 2.5 of this Restated Agreement. Medco shall comply with the requirements of Section 2.5(b) with respect to the submission and recommendation of Merck Products to a Medco P&T Committee and with respect to ensuring that such Medco P&T Committee review each New Merck Product within the period set forth therein. The obligation under
Section 2.1(a) shall not apply with respect to a Merck Product under a Standard Medco Formulary if the Medco P&T Committee responsible for that Standard Medco Formulary determines that such Merck Product is an Unacceptable Formulary Product in accordance with the provisions of Section 2.5 of this Restated Agreement.

       (d) Nothing contained in this Section 2.1 shall be interpreted to prohibit any Medco Party from including in any Standard Medco Formulary any New Basis Competitive Product, provided that, after including such New Basis Competitive Product in such Standard Medco Formulary, all Merck Products are On Formulary on such Standard Medco Formulary, with a Formulary status on such Standard Medco Formulary that is no less favorable than the Formulary status of any Basis Competitive Product.

       2.2. Requirements in Connection with Offers to New and Existing Medco Plans.

       (a) With respect to each new or potential Medco Plan, Medco shall present and offer to the Plan, its sponsor and/or Plan P&T Committee one or more of its Standard Medco Formularies that is in compliance with Section 2.1(a) to be the Formulary of such Plan; provided, that, Medco may present or offer to such new or potential Medco Plan, sponsor and/or committee any Offer-Permitted Customized Medco Formulary to be the Formulary of such Plan. Medco may also present or offer to a new or potential Medco Plan, sponsor or committee Utilization Controls that constitute Offer-Permitted Utilization Controls with respect to such offer or presentation.

       (b) In the event that any Medco Plan or the sponsor thereof indicates to a Medco Party that it is reviewing a therapeutic category or considering any change or modification to the Formulary of such Medco Plan or the Utilization Controls with respect to Merck Products under such Medco Plan or the adoption of Utilization Controls with respect to Merck Products under such Medco Plan, Medco shall present and offer to the Plan, its sponsor and/or Plan P&T Committee one or more of its Standard Medco Formularies that is in compliance with Section 2.1(a) to be the Formulary of such Plan; provided, that, Medco may present and offer to such Medco Plan, sponsor and/or committee any Offer-Permitted Customized Medco Formulary to be the Formulary of such Plan. Medco may also present or offer to such Plan, sponsor or committee Utilization Controls that constitute Offer-Permitted Utilization Controls with respect to such offer or presentation.

            (c) After the date of the execution of this Restated Agreement, Medco shall not offer, encourage or propose to any potential, new or existing Medco Plan or its sponsor or Plan P&T Committee that such Plan (i) deviate from a Standard Medco Formulary (other than to utilize an Offer-Permitted Customized Medco Formulary), (ii) deviate from a Rebate-Eligible Customized Medco Formulary (other than to utilize an Offer-Permitted Customized Medco Formulary or a Standard Medco Formulary), (iii) change the Formulary status of a Merck Product under such Plan to be less favorable to such Merck Product, (iv) adopt Utilization Controls with respect to a Merck Product that are not Offer-Permitted Utilization Controls, (v) modify or deviate from Rebate-Eligible Utilization Controls with respect to any Merck Product other than to remove the Utilization Controls, make the Utilization Controls less restrictive with respect to such Merck Product or to offer or present Offer-Permitted Utilization Controls); provided that the foregoing shall not prevent Medco from offering Utilization Controls that do not constitute Offer-Permitted Utilization Controls with respect to a Merck Product if and solely to the extent expressly requested by such Plan or its sponsor without any suggestion, encouragement, or instigation on the part of any Medco Party.

       2.3. Best Efforts. (a) Medco shall use its best efforts to ensure that, at all times after the execution of this Restated Agreement and prior to the expiration of the term of this Restated Agreement (or, if earlier, until the time at which the applicable product is no longer a Merck Product), each Merck Product is made available under each Medco Plan on a Basis that is no less favorable than the Basis upon which any Basis Competitive Product is then made available under such Medco Plan and made available for all indications for which such Merck Product may be legally prescribed. At a minimum and without limitation, Medco must use best efforts to ensure that, at all times after the execution of this Restated Agreement and prior to the expiration of the term of this Restated Agreement (or, if earlier, until the time at which the applicable product is no longer a Merck Product), with respect to each Merck Product (x) each Eligible Medco Plan adheres to a (i) Standard Medco Formulary that is in compliance with Section 2.1(a) or (ii) Rebate-Eligible Customized Medco Formulary), and (y) to the extent any Merck Product is subject to any Utilization Controls under a Medco Plan, such Utilization Controls treat such Merck Product no less favorably than the Rebate-Eligible Utilization Control that is most favorable to such Merck Product. With respect to each New Merck Product, the best efforts obligations of this Section 2.3 shall not apply with respect to a New Merck Product under a Medco Plan with a Plan P&T Committee until 30 days after the New Merck Product is determined by the Plan P&T Committee to be a Mandatory Formulary Product or an Acceptable Formulary Product (or to have a similar classification) in accordance with the provisions of
Section 2.5 of this Restated Agreement. The best efforts obligations of this
Section 2.3 shall not apply with respect to a Merck Product under a Medco Plan if the Plan P&T Committee determines that such Merck Product is an Unacceptable Formulary Product in accordance with the provisions of Section 2.5 of this Restated Agreement.

       2.4. Definition of "Basis." A Merck Product shall be deemed to be made available to Members under a Medco Plan on a "Basis" less favorable than the Basis upon which a Basis Competitive Product is made available, if:

       (i) the level of access of Members to, or the Formulary status of, such Merck Product under such Medco Plan is less favorable to such Merck Product than the level of access of Members to, or the Formulary status of, any Basis Competitive Product under such Medco Plan;

       (ii) with respect to each Calendar Quarter beginning after June 30, 2003, the Utilization Controls to which such Merck Product is subject under the Medco Plan results in such Merck Product being made available to Members under such Medco Plan with a status less favorable to such Merck Product than to any Basis Competitive Product;

       (iii) such Merck Product's status under the Medco Plan as the therapy for a particular condition is less favorable than the status as therapy for such condition of any Basis Competitive Product, except as a result of the classification of such Merck Product as an Unacceptable Formulary Product under the applicable Medco Plan in accordance with Section 2.5(c). Although the parties acknowledge that the definition of status as therapy for a condition will be different from Medco Plan to Medco Plan, examples of levels of status of Pharmaceutical Products under Medco Plans as therapy for a condition are (from highest status downward): exclusive first-line therapy; first-line therapy on equal status with a limited number of other specific Basis Competitive Products; second-line therapy on equal status with specific Basis Competitive Products as the second-line therapy, etc.; and

       (iv) other forms of inducement, intervention or encouragement are offered or communicated, directly or indirectly, by any Medco Party to any Medco Plan or Members of such Medco Plan or any of their physicians or pharmacists, that have the purpose or effect of encouraging such Medco Plan, Members or physician or pharmacist to favor a Basis Competitive Product over any Merck Product.

       In the event that Merck unilaterally makes a change to a Basis Therapeutic Category pursuant to Section 10.8(d) and solely as a result of such change a Merck Product is available to Members under a Medco Plan on a Basis less favorable than the Basis upon which a Basis Competitive Product is available, for purposes hereof, for the first Calendar Quarter during which such change is in effect, such Merck Product shall nonetheless be deemed to be made available to Members under such Medco Plan on a Basis at least as favorable as the Basis upon which each Basis Competitive Product is made available under such Medco Plan.

       2.5.  Plan P&T Committees; Medco P&T Committee.

       (a) The parties acknowledge that the determination of the Formulary status of, or the Utilization Controls, if any, with respect to, any Merck Product (including without limitation a New Merck Product) for a Medco Plan may be subject to review or prior action with respect to the classification of such Merck Product by the Plan P&T Committee for such Medco Plan. The parties further acknowledge that a Plan P&T Committee may classify a Pharmaceutical Product as
(x) mandatory for Formulary inclusion (i.e., a "must add") (a "Mandatory Formulary Product"), (y) acceptable for Formulary inclusion (i.e., a "may add") (an "Acceptable Formulary Product"), or (z) unacceptable for Formulary inclusion (an "Unacceptable Formulary Product") or under any similar classification. In the event that any Medco Party makes any direct or indirect recommendation to a Plan P&T Committee on Formulary or product utilization choices in a therapeutic category which includes a Merck Product, such Medco Party shall recommend to such Plan P&T Committee that such Merck Product be classified as an Acceptable Formulary Product or Mandatory Formulary Product or under similar classifications utilized by such Plan P&T Committee.

       (b) Medco represents and warrants that each Medco P&T Committee is structured and managed so that (a) its decisions with respect to Merck Products are based solely on objective clinical factors and other factors unrelated to
(i) the price or cost of such Merck Product, (ii) other financial criteria or
(iii) financial objectives of Medco, (b) its evaluations of the safety of Merck Products are based solely on clear and objective safety reasons based on valid scientific data or authorized FDA directives specifically concerning the safety of such products, and (c) it will take action with respect to a Merck Product to classify such product as a Mandatory Formulary Product, an Acceptable Formulary Product or an Unacceptable Formulary Product, with respect to any or all of the FDA-approved indications for such Merck Product; provided, that, any classification of a Merck Product by a Medco P&T Committee as an Unacceptable Formulary Product shall be based solely on clear and objective safety reasons based on valid scientific data or authorized FDA directives specifically concerning the safety of the relevant Merck Product. Medco further represents and warrants that, as of the date of this Restated Agreement, each Merck Product is classified by each Medco P&T Committee as a Mandatory Formulary Product or as an Acceptable Formulary Product. Medco shall (i) promptly and timely submit each New Merck Product to each Medco P&T Committee, and (ii) ensure that each Medco P&T Committee reviews the New Merck Product in accordance with the requirements of this Section 2.5(b) within 4 months from the date such New Merck Product becomes a Merck Product. In the event that any Medco Party makes any direct or indirect recommendation to a Medco P&T Committee on Formulary or product utilization choices in a therapeutic category that includes a Merck Product, such Medco Party shall recommend that such Merck Product be classified by the Medco P&T Committee as an Acceptable Formulary Product or Mandatory Formulary Product.

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

           (c) Notwithstanding anything contained herein to the contrary, a Medco P&T Committee may at any time determine to classify or reclassify a Pharmaceutical Product to be an Unacceptable Formulary Product as a result of clear and demonstrated objective safety reasons based on valid scientific data or authorized FDA directives specifically concerning the safety of such product.

           2.6. Adverse Impact on a Plan Sponsor/Access Disqualified Plan.

           (a) In the event that, in any Calendar Quarter, Medco fails, with respect to any Merck Product under any Medco Plan, to comply fully with its best efforts obligations under Section 2.3, such failure shall not constitute a breach of Section 2.3 if and to the extent that (x) Medco's compliance with such obligations would have a clear and objective material adverse economic impact on a Plan sponsor (provided that nothing in Section 2.6 shall excuse Medco from taking any action that it would otherwise be required to take to comply with
Section 2.3 if and to the extent that such action would not have a clear and objective material adverse economic impact on a Plan sponsor) and (y) Medco complies with Section 2.7(iii).

           (b)  In the event that, with respect to any given Calendar Quarter,
(1) a Medco Plan constitutes an Access Disqualified Plan with respect to one or more Merck Products for which the Medco Plan did not constitute an Access Disqualified Plan with respect to the preceding Calendar Quarter and (2) for the immediately preceding Calendar Quarter, the sum of the Aggregate Medco Cost for all Eligible Prescriptions of such Merck Product or Merck Products under such Medco Plan constituted 20% or more of the sum of the Aggregate Medco Cost for all Eligible Prescriptions of all Merck Products for which such Medco Plan did not constitute an Access Disqualified Plan with respect to the preceding Calendar Quarter, Merck shall have the right to elect, with respect to such given Calendar Quarter, that no Individual Formulary Access Rebate Amount shall be paid in respect of any Eligible Prescription under such Medco Plan. Merck shall not be entitled to make the foregoing election with respect to a Medco Plan for a given Calendar Quarter if such Plan was not a Medco Plan during the immediately preceding Calendar Quarter.

           (c) Nothing contained in Sections 2.1 or 2.3 shall be interpreted to prohibit any Medco Party from representing to Medco Plans and sponsors thereof on any Standard Medco Formulary or on any other Formulary, for any Merck Product, the daily cost of therapy for a Merck Product relative to Basis Competitive Products; provided, that, any such representation of relative daily cost of therapy shall be based upon relative net effective cost to the relevant Plan.

           2.7. Affirmative Obligations. Medco shall be subject to the following additional affirmative obligations from and after the date of the execution of this Restated Agreement:

           (i) To provide fair clinical and economic comparisons of each Merck Product, Competitive Product and Basis Competitive Product to existing, potential or new Medco Plans, their sponsors and, to the extent such comparisons are provided, to Plan P&T Committees;

           (ii) To base modeling and presentations, with respect to Merck Products, Competitive Products and Basis Competitive Products on complete and accurate data and reasonable methodologies and assumptions;

           (iii) To conduct appropriate monitoring and to notify Merck on a monthly basis, on the last business day of each month during which Medco learns or obtains information that a Medco Plan or its sponsor or Plan P&T Committee is considering (1) not adopting or not adhering to a Standard Medco Formulary or a Rebate-Eligible Customized Medco Formulary by, among other things, removing a Merck Product from its Formulary or assigning a Formulary status to a Merck Product that is less favorable than such Merck Product's Formulary status under a Standard Medco Formulary, (2) implementing any Utilization Controls with respect to Merck Product(s) under which such Merck Products will be treated less favorably than under the Rebate-Eligible Utilization Controls, (3) making Merck Products available on a Basis that is less favorable than Basis Competitive Products or otherwise disadvantaging a Merck Product relative to Basis Competitive Products, (4) disadvantaging the entire Basis Therapeutic Category or Therapeutic Category in which a Merck Product is included, (5) implementing clinical program(s) which negatively impact a Merck Product or the Basis Therapeutic Category or Therapeutic Category in which a Merck Product is included, (6) conducting a routine review or evaluation of a Therapeutic Category or Basis Therapeutic Category, or (7) restricting the availability of a Merck Product for any indication for which such Merck Product may be legally prescribed. In addition to such monthly reporting obligation, Medco shall provide notification to Merck by e-mail on the last business day of any week during which Medco learns or obtains information that a Medco Plan, or its sponsor or Plan P&T Committee is considering any action described in clauses (1) through (7) above that could result in a change with a potential to impact a Merck Product. In connection with any notice referred to above in this clause
(iii), Medco shall provide to Merck any information in Medco's possession relating to the applicable circumstances in clauses (1) through (7) above (including, without limitation, such economic and other information that forms the bases for Medco's view that any circumstance in clauses (1) through (7) above may become applicable). In the event that Medco learns or obtains information that an existing, potential or new Medco Plan, sponsor or Plan P&T Committee is considering any of the actions described in clauses (1) through (7) above, Medco shall use its best efforts to ensure that Merck will have adequate opportunity to provide complete and accurate information and communications in a timely fashion (and in any event prior to the time action is taken by Medco, any Plan sponsor and/or Plan P&T Committee that would adversely affect Merck) to such Medco Plan, its sponsor or Plan P&T Committee and to discuss with Medco and the relevant

Plan sponsor(s) and/or Plan P&T Committee to seek to resolve such circumstance. Medco shall cooperate with Merck in connection with the foregoing, including participating in any meetings requested by Merck and assisting Merck in seeking to resolve such circumstance. Medco shall keep Merck informed on a current basis of any developments of which Medco learns or obtains information relating to any circumstance referred to in this paragraph. Medco's providing of notice or information to Merck as contemplated by this Section 2.7(iii) and Merck's taking of any action in response to, or in connection with, such notice or information from Medco shall not excuse any failure by Medco to comply with any of its obligations under this Restated Agreement, including Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7 and 6.1. Medco represents and warrants to Merck that, as of the Effective Date of this Restated Agreement, Medco has no reason to expect that any such circumstances in clauses (1) through (7) above may become applicable with respect to any Merck Product or Merck Products at one or more Medco Plans or any Plan sponsor;

           (iv) In connection with any notice provided by Medco to Merck as set forth in the foregoing clause (iii) of this Section 2.7, to provide to Merck, upon Merck's request, Medco's assumptions, methodologies, market share and Merck Product cost information used to evaluate any Merck Product, Merck program or Utilization Controls with respect to any Merck Product or its therapeutic category. Medco shall use its best efforts to provide Merck with the opportunity to review such information at least 5 business days before Medco uses any such information in any presentations to, or incorporates such items in presentations to any existing, potential or new Medco Plan or the sponsor thereof; provided, however, in the event that notwithstanding Medco's best efforts, Medco is unable to provide Merck with the opportunity to review such information at least 5 business days before Medco uses such information in any presentations to, or incorporates such items in presentations to, any existing, potential or new Medco Plan or the sponsor thereof, Medco shall provide Merck with an opportunity to review such information as much time prior to Medco's use of such information as is possible. In any event, Medco shall provide Merck with the opportunity to review such information prior to or at the same time that Medco uses such information in any presentations to, or incorporates such items in presentations to, any existing, potential or new Medco Plan or the sponsor thereof;

           (v) To offer Merck the opportunity to review and comment on the accuracy and labeling consistency of clinical information to be utilized by Medco or utilized by or made available to existing, potential or new Medco Plans, their sponsors and Plan P&T Committees, in connection with any clinical review of any Merck Product, Merck program or Utilization Controls with respect to any Merck Product, in advance of Medco's utilizing or making available such information;

           (vi) To provide Merck, during two times each Calendar Year as such times are determined by Merck in its sole discretion, upon reasonable notice to Medco, with the opportunity to discuss in-depth with Medco's clinical and economic influencers and decision makers the clinical and economic benefits of Merck Products, including a review of the information described in clause (v) above;

           (vii) To ensure that any recommendation or suggestion that Medco makes to an existing, potential or new Medco Plan or sponsor concerning choices relating to Formularies or utilization of Pharmaceutical Products in the therapeutic categories in which Merck Products are included follow the requirements of Section 2.5; and

           (viii) To present accurate and complete clinical and economic information about relevant Merck Products to a Medco Plan and its sponsor at the time Medco negotiates or renegotiates its contract with, or discusses pricing with, such Plan or its sponsor, if, with respect to the then most recently completed Calendar Quarter, such Plan was ineligible to receive an Individual Formulary Access Rebate Amount with respect to any Merck Product due to (i) the failure of such Medco Plan or its sponsor to adhere to either a Standard Medco Formulary in compliance with Section 2.1(a) or a Rebate-Eligible Customized Medco Formulary, or (ii) the implementation by such Medco Plan or sponsor of Non-Rebate Eligible Utilization Controls.

3. Performance Parameters.

           3.1. Performance Requirements. For each Calendar Quarter beginning on or after July 1, 2002, the MAS Premium Percentage of all Merck Products under all Eligible Medco Plans in the aggregate shall be no less than the Minimum MAS Premium Percentage of all Merck Products for such Calendar Quarter.

           3.2.   Liquidated Damages.

           (i) In the event that, for any Calendar Quarter, the Merck Products fail to achieve the Minimum MAS Premium Percentage for such Calendar Quarter required by Section 3.1, Medco shall pay to Merck, as liquidated damages, an amount equal to the product obtained by multiplying (x) the excess of (i) the amount determined by multiplying (A) the Merck Quarterly Revenue Amount for such Calendar Quarter by (B) a fraction, (I) the numerator of which shall be equal to the sum of the Minimum MAS Premium Percentage for such Calendar Quarter plus 100% and (II) the denominator of which shall be equal to the sum of the MAS Premium Percentage for such Calendar Quarter plus 100%, over
(ii) the Merck Quarterly Revenue Amount for such Calendar Quarter by (y) the Applicable Percentage.

           (ii) Any payment required to be made by Medco pursuant to 3.2(a) shall be paid to Merck within ten business days after Medco's receipt of a written request for such payment from Merck setting forth the calculations used by Merck in determining the amount of such payment.

           (iii) The parties agree that Merck's rights under this Section 3.2 shall not in any way impair Merck's rights to pursue any equitable remedy it may be entitled to pursue against Medco. The parties further agree that the agreement contained in Section 3.1 is an integral part of this Restated Agreement, that the damages that would be suffered by Merck as a result of Medco's failure to meet its obligations with respect to the required Minimum MAS Premium Percentage are inherently incapable of precise calculation and that the amounts that Merck is entitled to receive under this Section 3.2 as a result of any such failure are reasonable. The parties agree that the amounts payable to Merck under this Section 3.2 constitute liquidated damages and not a penalty.

4. Rebates.

           4.1. Rebate Eligibility. With respect to each Calendar Quarter beginning July 1, 2002, Medco shall be eligible to receive rebates, if any, with respect to Merck Products determined in accordance with Annexes A and B.

           4.2.  Commercially Reasonable Efforts.

           (a)   Definitions:

           "Comparator Group" means those pharmacy benefit managers in the U.S. (other than Medco Parties) selected by Merck, to which Merck granted Price Reductions on a significant selection of Merck Products during the relevant Calendar Year and whose business, in Merck's judgment, resembles Medco's books of business among companies competing as pharmacy benefit managers in the U.S.; provided, that, the Comparator Group shall not include Affiliates of any health maintenance organization or other similar managed care organization or of any pharmaceutical manufacturer.

           "Comparator PBM" means the pharmacy benefit manager of the Comparator Group which, during the relevant Calendar Year, received actual Price Reductions from Merck on its utilization of Merck Products, measured in the aggregate across all Merck Products that in the aggregate were the greatest Price Reductions received by any member of the Comparator Group.

           "Price Reductions" means discounts, rebates or other price reductions on Merck Products calculated as a percentage of product utilization with reference to the Catalog Price thereof. Price Reductions shall not include payments pursuant to service agreements or any other arrangement other than one under which the customer receives rebates, discounts or other price reductions calculated as a percentage of product utilization by a group of Members. Price Reductions shall be deemed to occur in the Calendar Quarter of utilization, notwithstanding that the payment of such Price Reductions by Merck may not occur until later as a result of the submission and reconciliation of data.

                 (b) Determining Rebate Levels. In determining rebate levels available to Medco in each Calendar Year commencing with Calendar Year 2003, Merck shall use commercially reasonable efforts (including by adjusting the parameters for determining the amount of the rebates Medco is entitled to receive in accordance with Annexes A and B) to ensure that, provided that throughout such Calendar Year Medco is in full compliance with all of its obligations under Articles 2 and 7, and Sections 10.1, 10.3, 10.5, 10.6, 12.4,
12.8 and 12.9 of this Restated Agreement, Medco will have the opportunity to earn Price Reductions for Merck Products dispensed during such year pursuant to Eligible Prescriptions, which, when measured in the aggregate across all Merck Products are as favorable to Medco as the Price Reductions actually earned by the Comparator PBM for Merck Products dispensed during the relevant Calendar Year, measured in the aggregate across all Merck Products, taking into account and adjusting for the following factors at the Comparator PBM (but only to the extent that such factors can be identified and measured based on publicly available information, e.g., formularies available to physicians, benefit design information available to Members, IMS market share data, etc.) and at Medco:

(i)   Formulary design and Formulary status of Merck Products;

(ii)  Access to Merck Products by Members;

(iii) Applicable controls and interventions;

(iv) Plan benefit design (e.g., co-payment structure and amount of differential co-payments, number of Competitive Products in Therapeutic Categories, etc.);

(v)   Market share for Merck Products; and

(vi)  Equalization of data parameters (collectively, the "Factors").

The determination of rebate levels as set forth above shall be made by Merck based on (a) information about Medco in Merck's possession, (b) information about Price Reductions actually earned by members of the Comparator Group for Merck Products dispensed during the relevant Calendar Year, and (c) publicly available information about the Factors as relating to the members of the Comparator Group. All of the Factors shall be taken into account and shall be weighted as appropriate to reasonably compare the Comparator PBM with Medco. In determining rebate levels available to Medco and whether Medco will have the opportunity to earn rebates as specified above, the provisions of this Restated Agreement relating to Merck's remedies, including without limitation those provisions which may under specified circumstances reduce or eliminate rebates or require the payment of liquidated damages to Merck, shall be disregarded.

Medco acknowledges and agrees that Merck's contracts with Medco's competitors, including those constituting the Comparator Group ("Competitor Agreements"), contain provisions which require Merck to treat and maintain certain information as confidential and which, in some cases, restrict Merck's use of certain information. In fulfilling its obligations under this Section 4.2 and Section 4.3, Merck will not be required to violate any of its obligations under any Competitor Agreement. In no event will Merck be required to provide information with respect to any member of the Comparator Group on an individual basis in connection with any review or other proceeding relating to the subject matter of this Article 4. Carve-Ins will not be taken into account in measuring the level of Price Reductions in the Comparator PBM or Medco. A "Carve-In" is an arrangement in which a specific Plan under a pharmacy benefit manager agrees, either separately or through the pharmacy benefit manager, to treat one or more Merck Products in a more advantageous fashion than such Merck Products are treated by Plans under the pharmacy benefit manager generally in exchange for higher discounts on such Merck Products.

     4.3. Independent Verifying Party.

     (i) In the event that with respect to any Calendar Year after 2002 (other than the Calendar Year 2006, which shall not be subject to review) Medco shall notify Merck in writing not later than January 31 of the succeeding Calendar Year that in its view Merck has failed to comply with Section 4.2 hereof with respect to the previous Calendar Year, Merck shall appoint a nationally-recognized accounting firm that has not had a material relationship with Merck during the prior twelve month period to review Merck's determination pursuant to
Section 4.2 (the "Independent Verifying Party"). The fees and expenses of the Independent Verifying Party shall be equally shared by Merck and Medco. Review by an Independent Verifying Party under Sections 4.3 and 4.4 shall occur not more than once per Calendar Year and only at the specific request of Medco.

     (ii) Merck shall provide to the Independent Verifying Party the results of Merck's analysis pursuant to Section 4.2 on a blinded, aggregate basis, such that the identity of any member of the Comparator Group shall not be disclosed and the only Price Reductions disclosed shall be the Price Reductions, measured in the aggregate across all Merck Products, which were actually earned by each member of the Comparator Group during the relevant Calendar Year. Merck shall also provide to the Independent Verifying Party the publicly available information concerning the Factors that Merck employed in its analysis under
Section 4.2. Medco shall provide to the Independent Verifying Party access to such information requested by the Independent Verifying Party and reasonably available to Medco regarding Medco Plans, including the Formulary status of Merck Products, the level of access of Members to Merck Products and quantities of Merck Products dispensed to different groups of Members under such Medco Plans, and the Factors as applied to Medco with respect to Merck Products. For purposes of the verification process conducted by the Independent Verifying Party, Merck shall provide information with respect to the Comparator PBM and the Comparator Group and Medco shall provide information with respect to Medco, in each case for the first three Calendar Quarters of the relevant Calendar Year. The Independent Verifying Party shall be instructed not to, and shall not, disclose to a party or its Affiliates or Representatives or to any other Person any information provided to the Independent Verifying Party by or on behalf of the other party. The sole purpose of the Independent Verifying Party is to determine and report to Merck and Medco whether Merck reasonably applied the standard set forth in Section 4.2 in determining the rebates available to Medco.

     (iii) The Independent Verifying Party shall be instructed to prepare and deliver to the parties, as promptly as practicable (but in any event within 45 days after the Independent Verifying Party's retention) a report setting forth its conclusion as to whether Merck reasonably applied the standard set forth in
Section 4.2 in determining the rebates available to Medco. If the Independent Verifying Party concludes that Merck failed to satisfy such obligation, the Independent Verifying Party shall set forth in its report delivered to the parties its conclusion as to the additional aggregate rebate amount, if any (the "Additional Rebate Amount"), which Medco would have been entitled to receive in respect of all Merck Products, in the aggregate, had Merck satisfied such obligation. The conclusions of the Independent Verifying Party shall be final and binding on the parties. The Independent Verifying Party shall not disclose to Medco or Merck, as the case may be, in such report or otherwise, any Confidential Information disclosed by the other to the Independent Verifying Party.

     4.4.  Rebate Adjustment.

     (i) In the event that the Independent Verifying Party shall determine that Medco is entitled to an Additional Rebate Amount with respect to any Calendar Year, Merck shall adjust the rebates for the four consecutive Calendar Quarters commencing with the Calendar Quarter beginning July 1 of the Calendar Year in which the Independent Verifying Party determines that Medco is entitled to an Additional Rebate Amount in such a way that Medco will have an opportunity to earn the Additional Rebate Amount during that period of four consecutive Calendar Quarters in addition to the rebates it would otherwise have an opportunity to earn during those Calendar Quarters. Notwithstanding anything herein to the contrary, Medco shall be entitled to no Additional Rebate Amount and no such adjustment will be required or made to the extent that, in the judgment of Merck, any such Additional Rebate Amount or any such adjustment would, alone or together with any other price reduction or other payment pursuant to this Restated Agreement (including any rebate or prompt payment discount) at any time available to any Medco Party, establish a new Best Price for Merck during any period with respect to any Merck Product, and the amount of any Additional Rebate Amount to which Medco would otherwise be entitled under this Section 4.4 shall be allocated and reduced to the extent necessary in the judgment of Merck so that such Additional Rebate Amount shall not establish a new Best Price with respect to any Merck Product.

      (ii) Medco's sole remedy for Merck's failure to comply with Sections 4.2 and 4.3 shall be its right to have its rebates prospectively adjusted in accordance with the terms of this Section 4.4.

5. Purchase Requirements.

      5.1. Requirements. From and after January 1, 2003, Medco shall purchase directly from Merck all Merck Products to be dispensed by or on behalf of the Medco Mail Service Pharmacies subject to Merck's distribution policies and in accordance with Merck's standard terms and conditions as they may change from time to time during the remainder of the term of this Restated Agreement. During the term of this Restated Agreement, no Medco Party shall purchase any Merck Products to be dispensed by or on behalf of any Medco Mail Service Pharmacy from any Person other than Merck and all Merck Products dispensed by or on behalf of any Medco Mail Service Pharmacy during the term of this Restated Agreement shall have been purchased by a Medco Party directly from Merck.

      5.2. Terms. All purchases of Merck Products by Medco parties pursuant to
Section 5.1 shall be at the Catalog Price for such Merck Products as in effect at the time of shipment thereof and otherwise on Merck's standard terms and conditions (including with respect to prompt payment discounts) as may from time to time be in effect.

6. Best Efforts for Merck Products.

      6.1. Best Efforts. Without limiting any of the obligations of Medco under this Restated Agreement, including, without limitation, Article 2, Medco shall, shall cause all other Medco Parties to, and shall use its best efforts to cause each Medco Plan to, (i) avoid any practice which directly or indirectly restricts, discourages or discriminates against use of Merck Products and not take action to prefer, or encourage the use or exchange of any Competitive Product over or for any Merck Product, in each case, except for clear and objective safety reasons based on valid scientific data or authorized FDA directives specifically concerning the safety of such products or where such actions would have a clear and objective material adverse economic impact on a Plan sponsor, and (ii) encourage utilization of Merck Products by Members of Medco Plans where medically appropriate. Notwithstanding the foregoing, Medco Parties may prefer generic drug products as a Formulary choice; provided, however, that no Medco Party may actively attempt to switch prescriptions written for a Merck Product for a generic drug product, other than in accordance with Medco's Generics First program or any successor program with respect to products which no longer constitute Pharmaceutical Products, unless Medco Parties are making an identical attempt to switch prescriptions written for Competitive Products to that generic drug product. Best efforts under this
Section 6 shall include ensuring that any management, administrative or other fees payable to Medco Parties by any Eligible Medco Plan shall be calculated on the same basis, and shall be payable at a rate that shall not exceed, the management, administrative or other fees payable to Medco Parties by such Eligible Medco Plan with respect to the products of other manufacturers.

      6.2. Notification of Exceptions. If at any time Medco learns, or has reason to expect, that the exceptions set forth in clause (i) of Section 6.1 may become applicable with respect to any Merck Product or Merck Products at one or more Medco Plans, Medco shall provide written notice to Merck within 5 business days after Medco learns of or expects such circumstance, together with any information in Medco's possession relating thereto (including, without limitation, such economic and other information that forms the bases for Medco's view that the exceptions set forth in clause (i) of Section 6.1 may become applicable), in order to permit Merck to engage in discussions with Medco and with the relevant Medco Plan sponsor(s) to seek to resolve such circumstance. Medco shall cooperate with Merck in connection with the foregoing, including participating in any meetings requested by Merck and assisting Merck in seeking to resolve such circumstance. Medco shall keep Merck informed on a current basis of any developments relating to any circumstance referred to in this paragraph and shall provide Merck with adequate opportunity to take actions to resolve that circumstance in a timely manner and in any event prior to the time action is taken by Medco or any Medco Plan sponsor that would adversely affect Merck.

      6.3. No Excuse of Failure to Perform. For the avoidance of doubt, Medco's providing of notice or information to Merck as contemplated by Section 6.2 and Merck's taking of any action in response to, or in connection with, such notice or information from Medco shall not excuse any failure by Medco to comply with any of its obligations under this Restated Agreement, including Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7 and 6.1 (without regard for the exceptions set forth in clause (i) of Section 6.1). Medco represents and warrants to Merck that, as of the Effective Date, Medco has no reason to expect that that the exceptions set forth in clause (i) of Section 6.1 may become applicable with respect to any Merck Product or Merck Products at one or more Medco Plans of any Plan sponsor.

7. Information and Data Requirements.

      7.1. Periodic Information Delivery. At Medco's expense, Medco shall provide to Merck promptly (x) (but in any event within 30 days) after each month Medco Market Share data for such month for each Merck Product and each Competitive Product by Eligible Medco Plan, for all Eligible Medco Plans, in the aggregate, and by Distribution Channel, (y) within 90 days following each Calendar Quarter, the information specified in Section 7.2(a) and (z) (but in any event within 30 business days) after a written request therefor, all other data and information requested by Merck for purposes of administering this Restated Agreement.

      7.2. Quarterly Data. (a) Within 90 days following the close of each Calendar Quarter, Medco shall deliver to Merck, in a mutually acceptable electronic format, the information specifically described in Schedule 7.2(a) and such other information available to and retrievable by Medco (with the cost and expenses of obtaining and retrieving such information to be paid by Medco) as Merck shall deem reasonably necessary for purposes of determining the rebate, if any, Medco shall be entitled to under this Restated Agreement (collectively, the "Quarterly Data"); provided, that, Medco may provide to Merck in hard copy format (rather than in electronic format) that portion of such information that in the ordinary course of business Medco does not maintain in electronic databases (e.g., lists of Utilization Controls) so long as such information provided in hard copy format is orderly, accessible, complete and accurate. The Quarterly Data submitted by Medco shall identify, with respect to each Merck Product dispensed under each Medco Plan during the applicable Calendar Quarter, whether prescriptions for such Merck Product dispensed under such Medco Plan are eligible for any Formulary Access Rebate Amount, specifying whether for such Calendar Quarter such Merck Product was (i) On Formulary under such Medco Plan,
(ii) subject to Non-Rebate-Eligible Utilization Controls under such Medco Plan, or (iii) not available to Members under such Medco Plan on a Basis at least as favorable as the Basis upon which any Basis Competitive Product is available to Members under such Medco Plan. The Quarterly Data shall include a "Quarterly Utilization Controls Report" disclosing all Utilization Controls that are in place for each Medco Plan during the Quarter. For each Plan, this report shall include the following group-level data: (1) electronic data showing all "point of adjudication" Utilization Controls - e.g., electronic coverage management rules, CDUR, RDUR, RationalMed, and prior authorizations -- that are in place at such Plan on the 45th day of the applicable Calendar Quarter (the "snapshot");
(2) electronic or hard copy data showing all switch programs, teleconsulting, facsimile intervention, counterdetailing, and similar controls that are implemented at any time during the applicable Calendar Quarter; and (3) electronic or hard copy data showing all other interventions or communications that are implemented at any time during the applicable Calendar Quarter that would constitute Utilization Controls, provided that interventions and communications implemented solely by Plans (without the participation of Medco) must be reported only when and to the extent that Medco is aware of such interventions and communications.

            (b) In connection with Merck's making a rebate payment to Medco in accordance with Annex A to this Restated Agreement with respect to a Calendar Quarter, Merck shall deliver to Medco, in a mutually acceptable electronic format, the information specified in Schedule 7.2(b).

      7.3. General Information Delivery. At Medco's expense, Medco shall promptly (but in any event within 30 business days of any request) provide to Merck any information that is at any time requested by Merck that is relevant to the performance by the parties of this Restated Agreement or relates to the Merck Products, including, but not limited to, information regarding drug management techniques that affect the utilization of Merck Products.

      7.4. Maintenance of Records. Medco shall accurately collect and retain in records and databases that are available, accessible and retrievable (including, subject to the last sentence of this Section 7.4, electronically in a format accessible by using standard forms of querying) all information required to be provided to Merck in accordance with this Restated Agreement, including any information requested by Merck in accordance herewith and information necessary to determine if any representation or warranty made by Medco was true at the time made or deemed made hereunder. Medco shall ensure that such records and databases are available and accessible to, and the information contained therein is readily retrievable (including, subject to the last sentence of this Section 7.4, electronically in a format accessible by using standard forms of querying) by, Merck or any independent third-party auditor, upon their request, in connection with any review or audit conducted pursuant to Section 10.1. Medco may satisfy its obligations set forth above in this Section 7.4 with respect to records that in the ordinary course of business are normally maintained by Medco in hard copy format (and not electronically) by collecting, retaining and making available such records and databases in hard copy format in a manner that is orderly, accessible, complete and accurate.

      7.5. Accuracy of Data. All data and information, including Quarterly Data and information relating to Formulary status, benefit design, Utilization Controls, and whether a Medco Plan constitutes a High Control Eligible Medco Plan or General Control Eligible Medco Plan provided by Medco to Merck pursuant to this Restated Agreement (including, without limitation, Section 10.6) shall be accurate and complete.

8. Term. The term of this Restated Agreement shall commence as of the Effective Date and shall remain in effect until July 1, 2007, unless earlier terminated in accordance with the next sentence. The term of this Restated Agreement may be terminated at any time either by mutual agreement of the parties or at the option of Merck, upon 120 days' written notice from Merck to Medco; provided, that, any such termination at the option of Merck shall not be effective prior to July 1, 2003. The termination or expiration of this Restated Agreement shall not relieve any party of any obligation or liability it may have to the other in respect of any period prior to such expiration or termination nor shall it relieve any party from its obligations under Sections of this Restated Agreement that by their terms survive after the expiration or termination of this Restated Agreement.

9. DISPUTE RESOLUTION. ANY DISPUTE, CONTROVERSY OR CLAIM (A "DISPUTE") BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS RESTATED AGREEMENT, INCLUDING, WITHOUT LIMITATION, DISPUTES CONCERNING THE VALIDITY, INTERPRETATION OR PERFORMANCE OF OR UNDER THIS RESTATED AGREEMENT OR ANY TERM OR PROVISION HEREOF, SHALL BE EXCLUSIVELY GOVERNED BY AND SETTLED IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE 9. THE TERMS OF THIS ARTICLE 9 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS RESTATED AGREEMENT.

         9.1. Negotiation. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within ten (10) days after notice of a Dispute is given by any party, each party shall select one or more Representatives who are vice presidents, senior vice presidents or executive vice presidents of such party and shall notify the other party in writing of the names and contact details of its Representatives, which Representatives shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceedings. The specific format for such negotiations will be left to the discretion of the designated Representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

         9.2. Binding Arbitration.

         (i) If such Representatives fail to resolve a Dispute within ten (10) days after the date of delivery of the letter of the notices of selection of the Representatives, unless otherwise mutually agreed, either party shall have the right to submit such Dispute to final and binding arbitration. It is the intent of the parties that any such arbitration be structured in such a way as to result in a resolution of such Dispute as promptly as practicable in accordance herewith. Except as otherwise provided in this Article 9, any arbitration shall be conducted pursuant to the then current Rules for Non-Administered Arbitration of the Center for Public Resources ("CPR Rules"), and the site of the arbitration shall be New York County, New York.

         (ii) A party (a "Disputing Party") shall institute any arbitration proceeding hereunder by providing written notice thereof to the other party (the "Arbitration Demand") which shall describe in reasonable detail the nature of the Dispute, the claims of the Disputing Party and the requested relief and, if the Disputing Party is Merck, setting forth a list of at least five potential independent and impartial arbitrators selected by Merck, each of whom shall not have a personal or financial interest in the result of the arbitration or the parties to the arbitration (provided that ownership of shares in a mutual fund that owns securities of either of the parties shall not be considered a personal or financial interest for this purpose) and shall be experienced in representing clients in commercial arbitrations. Within thirty (30) days after the other party's receipt of the Arbitration Demand, such other party shall furnish the Disputing Party with a written statement (a "Response Statement")
(1) answering the claims set forth in the Arbitration Demand, (2) asserting any counterclaim, describing in reasonable detail the nature of the Dispute relating to such counterclaim and the requested relief for such counterclaims, and (3) if such other party is Medco, selecting as the sole arbitrator for the proceeding one of the potential arbitrators listed in the Arbitration Demand or if such other party is Merck, setting forth a list of at least five potential impartial arbitrators selected by Merck, each of whom shall not have a personal or financial interest in the result of the arbitration and shall be experienced in representing clients in the subject matter of the Dispute. If the Disputing Party is Medco, Medco shall notify Merck within ten (10) business days of Medco's receipt of the Response Statement of Medco's selection as the sole arbitrator for the proceeding from the potential arbitrators listed in the Arbitration Demand. If Medco fails within the applicable time period to select an arbitrator from the list of potential arbitrators included in Merck's Arbitration Demand or Response Statement, as applicable, an arbitrator shall be selected in accordance with the CPR Rules from such list of potential arbitrators.

         (iii) With respect to discovery in an arbitration proceeding, the arbitrator must allow either party to make discovery requests for documents of the other party where the information sought is reasonably calculated to lead to the discovery of admissible evidence, and each party agrees to respond to such discovery request within a reasonable time. The arbitrator is obligated to construe the term "document" liberally to encompass data compilations in any form.

         (iv) The arbitrator shall be instructed to use best efforts to complete all arbitration hearings no later than three (3) months from the date of the arbitrator's appointment and use best efforts to render a decision within four (4) months from the date of the arbitrator's appointment.

         (v) In the case of a Dispute between the parties, the arbitrator shall allocate responsibility between the parties for the expenses, including costs and reasonable attorneys' and other professional fees, incurred by the parties in connection with the arbitration (including the fees and expenses of the arbitrator), in a manner that the arbitrator deems appropriate in light of the claims, and responses thereto, made by the parties and the ultimate success of the parties with respect to such claims and responses.

         (vi) In connection with any Dispute, the arbitrator shall apply solely principles of law.

         (vii) The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

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

         (viii) The use of any alternative dispute resolution procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

         9.3. Sensitive Information. During the course of negotiations and arbitration under this Article 9, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored; provided, however, that Merck shall be under no obligation to furnish to Medco or to the arbitrator any information or documents if in the judgment of Merck such information or documents include or contain competitively sensitive data or information subject to a confidentiality agreement with any other Person; provided, however, that this provision shall not be interpreted to apply to any information or document other than the portion of such information or document that in the judgment of Merck is competitively sensitive or subject to a confidentiality agreement.

         9.4. Equitable Relief. Medco agrees and acknowledges that Merck would suffer irreparable harm in the event that Medco fails to perform any of its obligations hereunder in accordance with its specific terms or otherwise breaches any of such obligations. Medco further agrees and acknowledges that money damages may be an inadequate remedy for such failure to perform or breach by Medco. Accordingly, notwithstanding anything herein to the contrary, and without waiving any remedy hereunder, Merck shall be entitled to seek specific performance by Medco of its obligations under Articles 2, 3, 5, 6, 7, this
Article 9, and Sections 10.1, 10.2, 10.3, 10.6, 10.9, 12.1, 12.4, 12.8 and 12.9
of this Restated Agreement and/or injunctive or other equitable relief to prevent or cure breaches of Articles 2, 3, 5, 6, 7, this Article 9, and Sections 10.1, 10.2, 10.3, 10.6, 10.9, 12.1, 12.4, 12.8 and 12.9 of this Restated
Agreement in an arbitration proceeding (without first complying with the negotiation provision of Section 9.1) or in court (subject to Section 12.1).

         9.5. Continuity of Performance. Unless otherwise agreed in writing, the parties will continue to honor all other commitments under this Restated Agreement during the course of dispute resolution pursuant to the provisions of this Article 9.

10. Certain Covenants.

         10.1. Audit Rights. Merck, shall have the right, upon at least ten business days' prior written notice, at Merck's expense, to review and audit (or to perform other verification procedures with respect to) data and other documentation of the Medco Parties and Medco Plans as Merck deems reasonably necessary to verify Medco's performance and compliance with its obligations under this Restated Agreement. Such review and audit or verification may be conducted by Merck at least on a quarterly basis and more frequently on no less than five days prior written notice to Medco. An independent third-party auditor may, at Merck's expense and in Merck's sole discretion, conduct any such review and audit or verification; provided, that, such independent third-party auditor enters into an agreement pursuant to which such auditor agrees to comply with Section 10.3 with respect to all Confidential Information (as defined in Section 10.3) provided to it by Medco, not to provide any such information to any person other than Merck, its Representatives and persons working on the review, audit or verification process, and not to use any such information other than in connection with such review, audit or verification. In connection with any such review, audit or verification, Medco shall cause the work papers of Medco's internal and external auditors and such other documentation and information requested by Merck to be made available to Merck (or any independent third-party auditor) promptly (but in any event within five
(5) business days after request therefor by Merck). Medco agrees that all work papers, documentation and other information that it may provide to Merck (or the independent third-party auditors) in connection with any review, audit or verification shall be accurate and complete. Medco shall also be responsible for any indemnification required by Medco's external auditors in connection with any review, audit or verification. Medco acknowledges that Merck's audit and verification rights hereunder are an integral part of this Restated Agreement and agrees to cooperate fully and unconditionally with Merck (or any independent third-party auditor), in connection with such review, audit or verification and treat any such review, audit or verification procedures with the highest priority. The terms of this Section 10.1 shall survive the expiration or termination of this Restated Agreement for a period of five years.

         10.2. Access to Medco Clients. Notwithstanding anything contained in this Restated Agreement to the contrary, Merck shall have the right to engage in discussions with any Medco customer, Medco Plan or any sponsor of any Medco Plan or any Representative thereof that indicates that it may be interested in working directly with Merck or that it is contemplating or in the process of terminating its relationship with Medco as it relates to Merck or any Merck Products. Medco expressly, for itself and all Medco Parties, waives any provisions in any third party agreements that conflict with this Section 10.2.

         10.3. Confidentiality. (i) Each of Medco and Merck shall, and shall cause its Affiliates and Representatives to, maintain as confidential, and not disclose to any Person other than such Party's Representatives (who agree to comply with the provisions of this Section 10.3) the terms and conditions of this Restated Agreement, including but not limited to the rebate levels (and the criteria for Medco's obtaining rebates) for the utilization of Merck Products provided for hereunder (all such terms and conditions, "Agreement Confidential Information") or any other proprietary or confidential information disclosed by the other party (such other information, "Other Confidential Information," and together with the Agreement Confidential Information, "Confidential Information"), except when such disclosure is required by law (including, without limitation, 42 C.F.R. (S) 1001.952(h)(l)), regulation or any judicial or governmental order or, in the case of Merck only, to its joint venture partners, co-promotion partners and co-marketing partners on a need-to-know basis; provided, that (i) Medco may disclose to any Eligible Medco Plan and the sponsor thereof the net price of Merck Products to such Plan if such Plan and sponsor are bound by a confidentiality obligation not to disclose such information to any other Person and (ii) Medco may disclose the conditions under which Medco is entitled to rebates under this Restated Agreement to any Eligible Medco Plan or the sponsor thereof, or any independent third-party auditor of such Eligible Medco Plan or sponsor, so long as (i) Medco simultaneously discloses to such Eligible Medco Plan, sponsor or auditor similar information regarding the conditions under which Medco is entitled to rebates under its agreements with all other pharmaceutical manufacturers, (ii) Medco does not disclose to such Eligible Medco Plan, sponsor or auditor more information regarding the conditions under which Medco is entitled to rebates under this Restated Agreement than Medco discloses to such Eligible Medco Plan, sponsor or auditor regarding the conditions under which Medco is entitled to rebates under any of its agreements with any other pharmaceutical manufacturer, and (iii) such Eligible Medco Plan, sponsor or independent third-party auditor enters into an agreement pursuant to which such Eligible Medco Plan, sponsor or auditor, as applicable, agrees to comply with this Section 10.3 with respect to all Confidential Information provided to such Eligible Medco Plan, sponsor or auditor. Notwithstanding the foregoing, Confidential Information shall exclude information that: (i) was in the possession of a party to this Restated Agreement or such party's Representatives before receipt from the other party; (ii) is or becomes a matter of public knowledge other than as a result of a breach of this Restated Agreement by a party to this Restated Agreement or such party's Representatives;
(iii) is rightfully received by a party to this Restated Agreement or such party's Representatives from a third-party without a duty of confidentiality; or
(iv) is independently developed by a party to this Restated Agreement or such party's Representatives.

         (ii) If either party hereto or any of its Affiliates or Representatives is required by law, regulation or other applicable judicial or governmental order to disclose any Confidential Information, then that party shall notify the other party sufficiently in advance of releasing any Confidential Information to enable the other party to seek an appropriate protective order. If, failing the entry of a protective order after such notification, that party is, in the opinion of its counsel, compelled to disclose Confidential Information, that party may disclose that portion of the Confidential Information that its counsel advised in writing that the party is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the disclosing party will not oppose action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

         (iii) This Section 10.3 shall survive the expiration or termination of this Restated Agreement for a period of five years.

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

         10.4. Patient Information. Medco will not provide any patient identifiable information to Merck. Medco will also not provide any other information the disclosure of which is prohibited by laws or regulations governing confidentiality of any subject matter, including but not limited to medical records.

         10.5. Indemnification; Set-Off Rights. (a) Without limiting the right of Merck and its Affiliates and its other respective Representatives to indemnification under any agreement between Merck and Medco (and subject to the provisions and procedures of any such agreement), Medco shall indemnify Merck and its Affiliates and its and their respective Representatives against any and all losses, claims, damages or liabilities to any third party, including Plan sponsors, Plans, Members of Plans, in connection with or as result of the Original Agreement, this Restated Agreement or the activities carried out pursuant thereto or hereto. Such indemnification shall be subject to the indemnification procedures and rules set forth in the Indemnification and Insurance Matters Agreement to be entered into by and among Merck and Medco; provided, that, any Dispute with respect to any indemnification obligations shall be governed by the provisions of this Restated Agreement.

         (ii) In addition to, and not in limitation of, any other remedies in which Merck, any of its Affiliates or any of its or their respective Representatives may be entitled to under other agreements between Merck or its Affiliates, on the one hand, and Medco and its Affiliates, on the other hand, Merck shall have the right to satisfy any amounts owed to it, any of its Affiliates or any of its or their respective Representatives by Medco or any of its Affiliates under the Original Agreement, the Restated Agreement or any other agreement or arrangement existing between Medco or its Affiliates, on the one hand, and Merck or its Affiliates, on the other hand, or otherwise, by means of an offset against any amounts Merck may from time to time owe to Medco under this Restated Agreement.

         (iii) The terms of this Section 10.5 shall survive the expiration or termination of this Restated Agreement.

         10.6. Determination of High Control Eligible Medco Plan Status; Formulary Managed Medco Plan Status; Rebate-Eligible Utilization Control.

               (a) Medco has provided to Merck a list (the "High Control Eligible Medco Plan List") identifying the Eligible Medco Plans which initially constitute High Control Eligible Medco Plans with respect to Zocor(R), with respect to all Merck Products other than Zocor(R) or with respect to all Merck Products (including Zocor(R)), as applicable, as of the date of execution of this Restated Agreement (subject to any adjustment made in accordance with the remaining provisions of this Section 10.6(a)). Medco has provided information regarding the terms and provisions of those Eligible Medco Plans, including details of benefit design, Formulary status and intervention techniques or other devices or factors that have the purpose or effect of encouraging or discouraging utilization of the applicable Merck Products and all Competitive Products. Merck has determined , with respect to each Medco Plan that the High Control Eligible Medco Plan List identifies as a High Control Eligible Medco Plan with respect to a Merck Product, that such Medco Plan shall constitute a High Control Eligible Medco Plan with respect to such Merck Product, and Merck's determination shall be binding on the parties, subject to any revisions Merck is entitled to make pursuant to Section 10.6(b) through (g).

     (b) Within 30 days of a Merck Product first becoming available under any Eligible Medco Plan, Medco shall provide to Merck with respect to such applicable Eligible Medco Plan (the "Applicable Eligible Plan"), a written notice (a "Notification") setting forth (i) the name of the Applicable Eligible Plan; (ii) the identity of the group of Members and the number of Members in the Applicable Eligible Plan; (iii) the name of the sponsor of the Applicable Eligible Plan; and (iv) whether, in Medco's view, the Applicable Eligible Plan should be deemed to be a High Control Eligible Medco Plan with respect to such Merck Product. Such Notification shall be accompanied by all information regarding the terms and provisions of the Applicable Eligible Plan, including details of benefit design, Formulary status and intervention techniques or other devices or factors that have the purpose or effect of encouraging or discouraging utilization of the applicable Merck Product and all Competitive Products and Basis Competitive Products as shall be necessary to support Medco's view. Merck shall have the right to request from Medco, and Medco shall promptly provide to Merck, at Medco's expense, any additional information that Merck shall deem necessary for purposes of the determination required by this paragraph. Within 30 days after the receipt by Merck of all such information, Merck shall determine in its sole discretion whether the Applicable Eligible Plan shall constitute a High Control Eligible Medco Plan with respect to such Merck Product and shall notify Medco in writing of its determination. Merck's determination in accordance with the foregoing shall be binding on the parties, subject to any revisions Merck is entitled to make pursuant to Section 10.6(b) through (g).

     (c) Within 30 days of any Medco Party's entering into any agreement or arrangement for the provision of PBM Services with respect to any Plan that constitutes a New Medco Plan, Medco shall provide to Merck with respect to the applicable Medco Plan (the "Applicable Plan"), a written notice (a "Notification") setting forth (i) the name of the Applicable Plan; (ii) the identity and the number of Members in the Applicable Plan; (iii) the name of the sponsor of the Applicable Plan; (iv) whether, in Medco's view, the Applicable Plan should be deemed to be (A) an Eligible Medco Plan, (B) a Formulary Managed Medco Plan, and/or (C) with respect to each Merck Product available under the Applicable Plan, a High Control Eligible Medco Plan. Such Notification shall be accompanied by all information regarding the terms and provisions of the Applicable Plan, including details of benefit design, Formulary status and intervention techniques or other devices or factors that have the purpose or effect of encouraging or discouraging utilization of Pharmaceutical Products, including the utilization of each Merck Product, Competitive Product and Basis Competitive Product, as shall be necessary to support Medco's view. Merck shall have the right to request from Medco, and Medco shall promptly provide to Merck, at Medco's expense, any additional information that Merck shall deem necessary for purposes of the determination required by this paragraph. Within 30 days after the receipt by Merck of all such information, Merck shall determine in its sole discretion whether the Applicable Plan shall constitute (x) an Eligible Medco Plan, (y) a Formulary Managed Medco Plan, and/or (z) with respect to each Merck Product available under the Applicable Plan, a High Control Eligible Medco Plan, and shall notify Medco in writing of its determination. Merck's determination in accordance with the foregoing shall be binding on the parties, subject to any revisions Merck is entitled to make pursuant to Section 10.6(b) through (g).

          (d) (i)Within 30 days of (1) any material change in benefit design with respect to any Merck Product or Competitive Product under any Eligible Medco Plan, (2) any change under any Eligible Medco Plan to the Formulary status of (or the co-payment payable by Members for a prescription of) any Merck Product or any Competitive Product, including the addition of any Competitive Product to any Formulary under such Plan or (3) any material change to the intervention techniques or other devices or factors used by or under any Eligible Medco Plan, with respect to any Merck Product or Competitive Products, that have the purpose or effect of encouraging or discouraging utilization of any Merck Product or Competitive Product, Medco shall provide to Merck with respect to the applicable Eligible Medco Plan (the "Applicable Medco Plan"), a Notification setting forth (i) the Merck Product(s), Competitive Products in respect of which the change was made, (ii) the name of the Applicable Medco Plan; (iii) the identity of the group of Members and the number of Members in the Applicable Medco Plan; (iv) the name of the sponsor of the Applicable Medco Plan; (v) a description in reasonable detail regarding the change(s) to the Applicable Medco Plan; and (vi) whether, in Medco's view, the Applicable Medco Plan continues to constitute (or now constitutes) a High Control Eligible Medco Plan with respect to the applicable Merck Product(s). Merck shall have the right to request from Medco, and Medco shall promptly provide to Merck, at Medco's expense, any additional information that Merck shall deem necessary for purposes of the determination required by this paragraph. Within 30 days after the receipt by Merck of all such information, Merck shall determine in its sole discretion whether the Applicable Medco Plan continues to constitute (or now constitutes) a High Control Eligible Medco Plan with respect to the applicable Merck Product(s), and shall notify Medco in writing of its determination. Merck's determination in accordance with the foregoing shall be binding on the parties, subject to any revisions Merck is entitled to make pursuant to Section 10.6(b) through (g).

     (ii) At least 90 days prior to the date that any Eligible Medco Plan that the High Control Medco Plan List identifies as constituting a High Control Eligible Medco Plan with respect to Merck Product(s) will become subject to renewal or extension, Medco shall provide to Merck with respect to the applicable Medco Plan, a

Notification setting forth (i) the name of the Plan; (ii) information regarding the terms and provisions of such Plan, including details of benefit design, Formulary status and intervention techniques or other devices or factors that have the purpose or effect of encouraging or discouraging utilization of such Merck Product(s); and (iii) whether, in Medco's view, such Medco Plan as renewed or extended shall continue to constitute a High Control Eligible Medco Plan with respect to the applicable Merck Product(s). Such Notification shall be accompanied by all additional information as shall be necessary to support Medco's view. Merck shall have the right to request from Medco, and Medco shall promptly provide to Merck, at Medco's expense, any additional information that Merck shall deem necessary for purposes of the determination required by this paragraph. Within 30 days after the receipt by Merck of all such information, Merck shall determine in its sole discretion whether the applicable Medco Plan as renewed or extended shall continue to constitute a High Control Eligible Medco Plan with respect to the applicable Merck Product(s). Merck's determination in accordance with the foregoing shall be binding on the parties, subject to any revisions Merck is entitled to make pursuant to Section 10.6(b) through (g).

          (e) Within 30 days of any Medco Party's entering into any agreement or arrangement providing for any material change in general benefit design under a Medco Plan, Medco shall provide to Merck with respect to the applicable Medco Plan (the "Amended Plan"), a Notification setting forth (i) the name of the Amended Plan; (ii) the identity of the group of Members and the number of Members in the Amended Plan affected by the material change in benefit design or the identity of any new group of Members (and the number of Members in such group), as applicable; (iii) the name of the sponsor of the Amended Plan; and
(iv) whether, in Medco's view, the Amended Plan should be deemed to be, with respect to the group or groups of Members affected by the change in benefit design or the additional group of Members, as applicable, (A) an Eligible Medco Plan, and/or (B) a Formulary Managed Medco Plan. Such Notification shall be accompanied by all information regarding the terms and provisions of the Amended Plan, including details of benefit design, Formulary status and intervention techniques or other devices or factors that have the purpose or effect of encouraging or discouraging utilization of Pharmaceutical Products, for each group of Members affected by the material change in benefit design under such Plan for any new group of Members, as applicable, as shall be necessary to support Medco's view. Merck shall have the right to request from Medco, and Medco shall promptly provide to Merck, at Medco's expense, any additional information that Merck shall deem necessary for purposes of the determination required by this paragraph. Within 30 days after the receipt by Merck of all such information, Merck shall determine in its sole discretion whether the Amended Plan shall constitute, with respect to the relevant group or groups of Members, (x) an Eligible Medco Plan, (y) a Formulary Managed Medco Plan and/or
(z) a Managed Eligible Medco Plan, and shall notify Medco in writing of its determination. Merck's determination in accordance with the foregoing shall be binding on the parties, subject to any revisions Merck is entitled to make pursuant to Section 10.6(b) through (g).

          (f) In the event that a Medco Party expects to make an offer or presentation to any Plan having an annualized drug-spend of $50 million or more or to the sponsor of any such Plan with respect to (a) a proposed agreement or arrangement for the provision of PBM Services with respect to any such Plan, (b) a proposed material change in benefit design under such Medco Plan, (c) any material change in benefit design under any such Medco Plan, (d) any change under any such Medco Plan to the Formulary status of (or the co-payment or coinsurance payable by Members for a prescription of) any Merck Product or any Competitive Product, including the addition of any Basis Competitive Product to any Formulary under such Plan or (e) any change to, or adoption of, Utilization Controls with respect to any Merck Product or a Customized Medco Formulary with respect to such specific Plan, Medco may request in writing that Merck provide Medco, for purposes of this Restated Agreement, with a preliminary view as to whether, in Merck's judgment, (x) such Plan should be deemed to constitute (A) an Eligible Medco Plan, (B) a Formulary Managed Medco Plan, and/or (C) with respect to any Merck Product, a High Control Eligible Medco Plan, (y) the Utilization Controls with respect to a Merck Product would constitute Rebate-Eligible Utilization Controls and/or Offer-Permitted Utilization Controls with respect to such specific offer or presentation, and/or (z) the Customized Medco Formulary with respect to such specific Plan would constitute a Rebate-Eligible Customized Medco Formulary (with respect to any Merck Product(s)) or an Offer-Permitted Customized Medco Formulary. In connection with any such request, Medco shall provide to Merck, a written notice setting forth
(I) (i) the name of the applicable Plan; (ii) the identity and the number of Members in the applicable Plan; and (iii) the name of the sponsor of the applicable Plan; (II) to the extent Medco is seeking Merck's determination with respect thereto, (1) whether, in Medco's view, the applicable Plan should be deemed to be (A) an Eligible Medco Plan, (B) a Formulary Managed Medco Plan, and/or (C) with respect to any Merck Product, a High Control Eligible Medco Plan, (2) with respect to any Merck Product, whether, in Medco's view, the Utilization Controls should be deemed to be Rebate-Eligible Utilization Controls or Offer-Permitted Utilization Controls with respect to such offer or presentation, and/or (3) in Medco's view, the Customized Medco Formulary should be deemed to constitute a Rebate-Eligible Customized Formulary (as it relates to any Merck Product(s)) with respect to such Plan or an Offer-Permitted Customized Medco Formulary with respect to such offer or presentation. Such written notice shall be accompanied by all information regarding the terms and provisions of the applicable Plan, including details of benefit design, Formulary status and Utilization Controls with respect to each Merck Product, Competitive Product and Basis Competitive Product, as shall be necessary to support Medco's view. Within 5 business days of its receipt of such information from Medco, Merck shall provide to Medco Merck's view, to the extent requested by Medco, as to whether, in Merck's judgment, based on the information provided by Medco, (I) such Plan would constitute (w) an Eligible Medco Plan, (x) a Formulary Managed Medco Plan,
(y) with respect to each Merck Product, a High Control Eligible Medco Plan, (II) the Utilization Controls anticipated with respect to a Merck Product would be deemed to be Rebate-Eligible Utilization Controls or Offer-Permitted

Utilization Controls with respect to such offer or proposal, and/or (iii) the Customized Medco Formulary would be deemed to constitute a Rebate-Eligible Customized Medco Formulary (as it relates to any Merck Product(s)) with respect to such Plan or an Offer-Permitted Customized Medco Formulary with respect to such offer or presentation; provided, however, that, so long as Merck notifies Medco within such 5 business day period of any matter for which Medco requested Merck's view and for which Merck has determined that it lacks sufficient information to express a view, Merck shall not be required to provide Medco with Merck's view with respect to such matter. In the event that Medco enters into a binding agreement with a Plan or a Plan sponsor based on a view provided in writing by Merck on a matter in accordance with the foregoing, such view with respect to such matter shall be binding on the parties (and procedures set forth above in Sections 10.6 (b)-(e) and Section 10.6 (j) shall not be applicable with respect thereto); provided, that, the information furnished by Medco upon which Merck sets forth its view on the applicable matter was true and correct.

          (g) Medco agrees that all information provided by it to Merck pursuant to this Section 10.6 (including the information referred to Section 10.6(a)) shall be accurate and complete. Notwithstanding anything herein to the contrary, in the event that information provided by Medco to Merck in connection with any determination made by Merck pursuant to this Section 10.6 is determined by Merck to be inaccurate or incomplete, Merck shall be entitled retroactively to revise such determination.

          (h) Each Medco Plan in respect of which a Notification is delivered shall be deemed, with respect to the period beginning upon the commencement of the Calendar Quarter in which an event occurring for which a Notification is delivered until such time as Merck makes the determination required by the applicable provisions of this Section 10.6, to have, as the case may be, the status as (1) an Eligible Medco Plan or Non-Eligible Medco Plan, (2) a Formulary Managed Medco Plan or otherwise, and/or (3) with respect to each Merck Product available under such Medco Plan, a High Control Eligible Medco Plan or General Control Eligible Medco Plan, as such determination is ultimately made by Merck in accordance with Section 10.6.

          (i) In the event of any material change in benefit design for a group of Members under an Existing Medco Plan or the addition of any group of Members under an Existing Medco Plan, with respect to those groups of Members, that Medco Plan will be treated as a New Medco Plan for purposes of this Restated Agreement. Notwithstanding the foregoing, (1) each Existing Medco Plan shall be deemed to continue to be an Existing Medco Plan (notwithstanding the addition of a new group of Members thereto) for so long as such Medco Plan is subject to the terms and benefit design applicable to such Medco Plan as in effect as of March 31, 2002.

          (j) (i) Within 60 days of the execution of this Restated Agreement, Medco shall deliver to Merck a list (the "Utilization Control List") identifying, with respect to each Merck Product at each Medco Plan, each of the Utilization Controls, including all prior authorization requirements, edits or other interventions or communications, then used by or made available to each Medco Plan with respect to any Merck Product. The Utilization Control List shall include sufficient detail with respect to each Utilization Control to which each Merck Product is subject at each Medco Plan that would enable Merck to determine, in its sole discretion, whether utilization of such Merck Product subject to such Utilization Controls is eligible for any Individual Formulary Access Rebate Amount for any Calendar Quarter. Medco represents and warrants that, as of the date of delivery of the Utilization Control List, such list shall be true and accurate in all respects and identify in sufficient detail each of the Utilization Controls, including all prior authorization requirements, edits or other interventions or communications, then used by or made available to each Medco Plan with respect to each Merck Product. Merck will notify Medco in writing of any Utilization Controls appearing on the Utilization Control List which Merck shall, in its sole discretion, designate as Rebate-Eligible Utilization Controls with respect to a Merck Product. Such notification setting forth such designations shall be delivered by Merck to Medco within 60 days after the receipt by Merck of the Utilization Control List, including sufficient detail with respect to each Utilization Control as provided above. Merck's designation of Utilization Controls as constituting Rebate-Eligible Utilization Controls with respect to a Merck Product pursuant to such notice shall be deemed to be effective for Calendar Quarters beginning on or after the Effective Date, subject to revisions Merck is entitled to make pursuant to Section 10.6(g) and this Section 10.6(j).

     (ii) Within 30 days of any Medco Party's implementation under any Medco Plan of any new Utilization Control with respect to any Merck Product(s), including as a result of a Merck Product first being made available under such Plan, or any altered Utilization Control with respect to any Merck Product(s), Medco shall provide to Merck with respect to the new or altered Utilization Control, a notification setting forth (i) the Merck Product(s) in respect of which the new or altered Utilization Controls will apply; and (ii) a description in reasonable detail of the new or altered Utilization Controls. Merck shall have the right to request from Medco, and Medco shall promptly provide to Merck, at Medco's expense, any additional information that Merck shall deem necessary for purposes of determining whether such new or altered Utilization Controls constitute Rebate-Eligible Utilization Controls with respect to the applicable Merck Product(s). Within 15 days after the receipt by Merck of all such information, Merck shall determine in its sole discretion whether the new or altered Utilization Controls continue to constitute (or now constitute) Rebate-Eligible Utilization Controls with respect to all or a portion of the applicable Merck Product(s), and shall notify Medco in writing of its determination. Merck's determination in accordance with the foregoing shall be binding on the parties.

     (iii) At the end of each Calendar Quarter, Medco shall update the Utilization Control List to reflect the addition or removal of any Utilization Controls from such List during such Calendar Quarter. Within 15 days after the end of each

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

Calendar Quarter, Medco shall provide Merck with a copy of such updated Utilization Control List with respect to each Merck Product at each Medco Plan.

          10.7. Notification of Acquisition or Loss of Plan, Plan Sponsor or Group of Members.

                (a) Upon Medco's becoming aware of a potential loss of a Medco Plan, any Plan sponsor or any group of Members under any Medco Plan and upon the occurrence of any such loss, Medco shall promptly provide Merck with Notification thereof. At the end of any Calendar Quarter, Medco shall promptly (but in no event later than 30 days after the end of such Calendar Quarter) provide to Merck a written notice setting forth (i) the name of each Eligible Medco Plan that constitutes an Outgoing Medco Plan with respect to such Calendar Quarter, if any; and (ii) the name of the sponsor of each such Outgoing Medco Plan.

                (b) For each Eligible Medco Plan that constituted an Outgoing Medco Plan with respect to the Calendar Quarters ended March 31, 2002, June 30, 2002 or September 30, 2002, Medco shall promptly (but in no event later than 30 days after the date of execution of this Restated Agreement) provide to Merck a written notice setting forth (i) the name of each such Outgoing Medco Plan with respect to each such Calendar Quarter, if any; (ii) the name of the sponsor of each such Outgoing Medco Plan with respect to each such Calendar Quarter; (iii) the Outgoing Medco Plans Sales Percentage with respect to each such Calendar Quarter; and (iv) the Outgoing Medco Plans MAS Premium Percentage with respect to each such Calendar Quarter.

                (c) For each Eligible Medco Plan that constituted an Incoming Medco Plan with respect to the Calendar Quarters ended March 31, 2002, June 30, 2002 or September 30, 2002, Medco shall promptly (but in no event later than 30 days after the date of execution of this Restated Agreement) provide to Merck a written notice setting forth (i) the name of each such Incoming Medco Plan with respect to each such Calendar Quarter, if any; (ii) the name of the sponsor of each such Incoming Medco Plan with respect to each such Calendar Quarter; and with respect to each Eligible Medco Plan that constituted an Incoming Medco Plan with respect to the Calendar Quarters ended March 31, 2002 or June 30, 2002,
(iii) the Quarterly Incoming Sales Amount with respect to each such Calendar Quarter; (iv) the Incoming Medco Plans Sales Percentage with respect to each such Calendar Quarter; and (v) the Incoming Medco Plans MAS Premium Percentage for each such Calendar Quarter. In the event that Merck unilaterally redesignates a Merck Product from one Therapeutic Category to another Therapeutic Category in accordance with the foregoing, Merck shall adjust the calculation of Target MAS Premium Percentage and Minimum MAS Premium Percentage in light of such redesignation in a manner Merck determines to be equitable, based on an adjustment methodology similar to the adjustment methodology applicable in connection with Zocor(R) ceasing to be a Pharmaceutical Product.

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

          10.8. Merck Products; Competitive Products; Therapeutic Categories; Basis Therapeutic Categories .

                (a) The parties agree that, for purposes of this Restated Agreement, (x) the Pharmaceutical Products identified on Schedule 10.8(a)(i) as Merck Products shall initially be the "Merck Products" for purposes hereof, and
(y) each such Merck Product shall be included in the Therapeutic Category set forth with respect thereto on Schedule 10.8(a)(i) along with the Pharmaceutical Products identified on such Schedule as "Competitive Products" with respect to such Therapeutic Category and (z) each such Merck Product shall be included in the Basis Therapeutic Category set forth with respect thereto on a Schedule 10.8(a)(ii) along with the Pharmaceutical Products identified on such Schedule as "Basis Competitive Products" with respect to such Basis Therapeutic Category. For purposes of this Restated Agreement, the parties agree that (1) a Competitive Product is not required to satisfy the criterion set forth in clause
(c) under the definition of "Pharmaceutical Product," (2) each Basis Competitive Product is required to satisfy the criterion set forth in clause (c) of such definition of "Pharmaceutical Product," and (3) no pharmaceutical product that fails to satisfy the criterion set forth in clause (c) of such definition of "Pharmaceutical Product" may be included in a Basis Therapeutic Category.

                (b) (i) Merck may, at any time (x) designate as a Merck Product, for purposes of this Restated Agreement, any Pharmaceutical Product (1) discovered, developed, manufactured, marketed or sold by Merck or any of its existing or future Affiliates, (2) in respect of which Merck or any of its Affiliates is entitled to receive royalties or similar payments or (3) subject to any joint venture, co-marketing or co-promotion arrangement involving Merck or any of its Affiliates, or (y) (subject to the last sentence of Section 10.8(b)(v)) withdraw the designation of a Pharmaceutical Product as a Merck Product for purposes of this Restated Agreement, in each case by written notice to Medco.

                (ii) Any written notice designating a Pharmaceutical Product as a Merck Product (a "Merck Product Designation Notice") shall set forth the General Control Individual Formulary Access Percentage and High Control Individual Formulary Access Percentage for such newly designated Merck Product, as such percentages are determined by Merck's sole discretion. Such percentages shall be deemed to be included thereafter in the respective definitions of "General Control Individual Formulary Access Percentage" and "High Control Individual Formulary Access Percentage." Each Merck Product Designation Notice shall also set forth whether such newly designated Merck Product will constitute a Group A Merck Product, Group B Merck Product, Group C Merck Product, Group D Merck Product , Group E Merck Product or be part of a another Group of Merck Products, as determined by Merck in its sole discretion. Such newly designated Merck Product shall be deemed to be included thereafter in the Group of

Merck Products set forth in the Merck Product Designation Notice. Annex B and Schedules 2 and 3 thereto shall be amended, if necessary, to reflect such new designation.

          (iii) Merck shall have the right at any time to redesignate, with the consent of Medco not to be unreasonably withheld, any Merck Product that is part of an existing Group of Merck Products to be part of another or new Group of Merck Products by giving written notice to Medco (such notice, a "Redesignation Notice"). Any such redesignation shall be effective beginning in the Calendar Quarter after delivery of the Redesignation Notice from Merck to Medco with respect thereto. In connection with any such redesignation, Annex B and the
Schedule 3 thereto shall be amended to reflect such redesignation. Such redesignated Merck Product shall be deemed to be included thereafter in the other or new Group of Merck Products set forth in the Redesignation Notice.

          (iv) In connection with the delivery of a Merck Product Designation Notice or a Redesignation Notice, Merck may establish a new Group of Merck Products by indicating so on the applicable Merck Product Designation Notice or Redesignation Notice and either (x) setting forth with respect to such new Group of Merck Products the applicable High Control MAS Rebate Percentages and General Control MAS Rebate Percentages for such Merck Product, or (y) indicating that such new Group of Merck Products is included in a Non-MAS Group of Merck Products (and setting forth any additional rebate terms determined by Merck in its sole discretion to be applicable to such new Group of Merck Products). Annex B and/or Schedule 3 thereto shall be amended to reflect such new Group of Merck Products and, if necessary, the High Control MAS Rebate Percentages and General Control MAS Rebate Percentages for such new Group of Merck Products set forth on the applicable Merck Product Designation Notice or Redesignation Notice.

          (v) In connection with any withdrawal of a Pharmaceutical Product as a Merck Product, the General Control Individual Formulary Access Percentage and the High Control Individual Formulary Access Percentage for such Merck Product shall be deleted from the respective definitions of "General Control Individual Formulary Access Percentage" and "High Control Individual Formulary Access Percentage." Any designation or withdrawal of a Pharmaceutical Product as a Merck Product pursuant hereto shall be effective beginning in the Calendar Quarter after delivery of the notice from Merck to Medco with respect thereto, except that if a Merck Product loses its patent or market exclusivity such that it ceases to be a Pharmaceutical Product or is otherwise withdrawn from the U.S. market, no rebates will be payable with respect to such Merck Product effective on the day after such Merck Product ceases to be a Pharmaceutical Product. Merck shall not withdraw Zocor(R) as a Merck Product under this Restated Agreement unless and until the MAS Premium Percentage of all Merck Products under all Eligible Medco Plans in the aggregate shall be less than the Target MAS Premium Percentage of all Merck Products for any two consecutive Calendar Quarters
(any such two consecutive Calendar Quarters, the "Below Target Calendar Quarters"), in which case Merck may withdraw Zocor(R) as a Merck Product for any Calendar Quarters thereafter; provided, however, (a) in the event the Below Target Calendar Quarters giving rise to a withdrawal of Zocor(R) are the first and second, or second and third, Calendar Quarters of the Calendar Year 2005 and prior to and throughout the Below Target Calendar Quarters and the subsequent Calendar Quarter(s) of the Calendar Year 2005 Medco complies in all material respects with the terms of this Restated Agreement, Zocor(R) shall again constitute a Merck Product beginning in the first Calendar Quarter of the Calendar Year 2006, subject to the terms of this Restated Agreement, and (b) in the event the Below Target Calendar Quarters giving rise to such withdrawal are the third and fourth Calendar Quarters of the Calendar Year 2005 and prior to and throughout the Below Target Calendar Quarters and the first Calendar Quarter of the Calendar Year 2006 Medco complies in all material respects with the terms of this Restated Agreement, Zocor(R) shall again constitute a Merck Product for the second Calendar Quarter of the Calendar Year 2006, subject to the terms of this Restated Agreement.

          (c) Merck may, at any time, designate new Therapeutic Categories and Select Therapeutic Categories, designate an undesignated Merck Product and/or Competitive Product to be included in a Therapeutic Category and/or Select Therapeutic Category or redesignate one or more Merck Products or Competitive Products from one Therapeutic Category or Select Therapeutic Category to another Therapeutic Category or Select Therapeutic Category, and may, on not less than 180 days' prior notice, remove one or more of the existing Therapeutic Categories and/or Select Therapeutic Categories or remove one or more Merck Products or Competitive Products from any Therapeutic Category or Select Therapeutic Category, in each case by written notice to Medco; provided, that, any Pharmaceutical Product that is withdrawn as a Merck Product in accordance with Section 10.8(c) shall be deemed removed from the Therapeutic Categories and Select Therapeutic Categories in which it is included immediately (without 180 days' prior notice) upon the withdrawal thereof as a Merck Product. Any designation or removal of a Therapeutic Category and/or Select Therapeutic Category pursuant hereto, or the designation or removal of Merck Products or Competitive Products to or from a Therapeutic Category pursuant hereto, shall be effective beginning in the Calendar Quarter after delivery of the notice from Merck to Medco with respect thereto, subject to the advance notice obligations set forth in the prior sentence, if applicable.

          (d) Merck may, at any time, designate a new Basis Therapeutic Category, designate any Merck Product or New Basis Competitive Product to be included in such Basis Therapeutic Category, redesignate one or more Merck Products or Basis Competitive Products from one Basis Therapeutic Category to another Basis Therapeutic Category, remove one or more of the existing Basis Therapeutic Categories or remove one or more Merck Products or Basis Competitive Products from any Basis Therapeutic Category in each case by written notice to Medco; provided, that, any Pharmaceutical Product that is withdrawn as a Merck Product in accordance with this Section 10.8(d) shall be deemed removed from the Basis Therapeutic Category in which it was included immediately upon the withdrawal thereof as a Merck Product. Any designation or removal of a Basis Therapeutic Category pursuant hereto, or the designation, removal or redesignation of Merck Products or Basis Competitive Products to or from a Basis Therapeutic Category pursuant hereto, shall be effective beginning in the Calendar Quarter after delivery of the notice from Merck to Medco with respect thereto, subject to the advance notice obligations set forth in the prior sentence, if applicable.

          (e) Promptly after any new drug application of Merck to the FDA for any new product is approved by the FDA, Merck shall commence discussions with Medco with respect to Merck's proposed pricing and rebates for such product.

11. Representations and Warranties. Medco represents and warrants to Merck as follows:

          11.1. Authorization and Binding Effect. Medco has full power and authority, organizational and otherwise, to execute and deliver this Restated Agreement and to perform its obligations hereunder. The execution and delivery of this Restated Agreement by Medco, and the performance by Medco of its obligations hereunder, have been duly and validly authorized by all necessary organizational and other action. This Restated Agreement, including the Exhibits, Annexes and Schedules hereto, constitutes the valid and binding obligation of Medco, enforceable against Medco in accordance with the terms and conditions hereof and thereof.

          11.2. No Conflict. The execution and delivery by Medco of this Restated Agreement does not and will not, and the performance by Medco of its obligations hereunder does not and will not, (i) violate or conflict with the constitutional documents of Medco, (ii) conflict with or violate any law, regulation, ethical or professional code, order, judgment or decree applicable to Medco or any of its Affiliates or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair Medco's or any of its Affiliates' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Medco or any of its Affiliates pursuant to, require the consent of any other party to, or result in any obligation on the part of Medco or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note) pursuant to, any Plan, agreement, contract, permit, license or franchise to which Medco or any of its Subsidiaries is a party or by which Medco, any of its Affiliates or any of their respective property is bound or affected.

          11.3. Continuing Representations. All representations and warranties made by Medco herein or in any Annex or Schedule hereto or thereto shall be deemed to be continuing representations during the term of this Restated Agreement, including, without limitation, as of the Effective Date, as of the date of execution of this Restated Agreement and as of the date of each delivery of information pursuant to Section 7.1.

12.  Miscellaneous.

          12.1. Governing Law; Forum. This Restated Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the procedural laws (except to the extent inconsistent with Article 9 of this Restated Agreement) and the substantive laws of the State of New York as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. Under no circumstances may either party seek or be awarded punitive damages. Any state court sitting in New York County, New York and/or the United States District

Court for the Southern District of New York shall have exclusive jurisdiction and venue, and each party hereto hereby submits to such jurisdiction and venue and irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to such jurisdiction or the laying of such venue over any Disputes between the parties that are permitted to be brought in a court, or the enforcement of any decision of the arbitrator, pursuant to Article 9 above. Each of the parties hereby irrevocably waives any right to a jury trial with respect to a Dispute.

          12.2. Descriptive Headings; Entire Agreement. The headings contained in this Restated Agreement or in any Annex, Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restated Agreement. Any capitalized term used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Restated Agreement. When a reference is made in this Restated Agreement to a Section, Article, Annex, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Annex, Exhibit or Schedule to, this Restated Agreement unless otherwise indicated. This Restated Agreement and the Annexes, Exhibits and Schedules referenced or attached hereto and thereto and the agreements to be entered into by the parties in connection with a distribution of Medco's common stock to Merck's shareholders will constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

          12.3. Notices. Notices, offers, requests, or other communications required or permitted to be given by either party pursuant to the terms of this Restated Agreement shall be given in writing to the respective party at the following addresses:

                if to Merck:        Merck & Co., Inc.
                                    Sumneytown Pike
                                    P.O. Box 4
                                    West Point, PA 19486
                                    Attention: Jerry Wisler
                                    Vice President, Managed Care

                with a copy to:     Merck & Co., Inc.
                                    One Merck Drive
                                    Whitehouse Station, NJ 08889-0100
                                    Attention: General Counsel
                                    Telecopy: (908) 735-1244

                if to Medco:        Medco Health Solutions, Inc.
                                    100 Parsons Pond Drive
                                    Franklin Lakes, NJ 07417

                                        Attention: General Counsel
                                        Telecopy:(201) 269-1225

or at such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three days from the date of postmark.

          12.4. Assignability; Medco Acquisition Transactions; Third-Party Beneficiaries. Medco may not, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Restated Agreement, without Merck's prior written consent, and any attempted assignment, transfer or delegation by Medco without such prior written consent shall be voidable at the sole option of Merck. Medco shall not consummate or permit the consummation of any Medco Acquisition Transaction by or with any Acquiror unless, at the election of Merck, the Ultimate Parent Entity (as defined under the Hart-Scott-Rodino Act of 1976, as amended) or Ultimate Parent Entities of such Acquiror shall enter into an agreement reasonably satisfactory to Merck containing terms and provisions applicable to such third party and all Plans of such third-party and its Affiliates that are substantially similar to terms and provisions hereof applicable to the Medco Parties and the Medco Plans; provided, however, that under such agreement, Plans of such third party and its Affiliates in effect immediately prior to the consummation of such transaction may be excluded from the definition of "Medco Plan" (or any comparable definition) under such agreement, but only with respect to groups of Members covered by such Plans immediately prior to the consummation of such transaction (provided that Medco shall use its best efforts to convert such groups to a Formulary providing Members thereof with full and complete access to Merck Products in accordance with the access standards set forth in Article 2 hereof); provided further, that with respect to any new group of Members added to any such Plan after the consummation of such transaction, such Plan shall be included under the definition of "Medco Plan" (or any comparable definition) under such agreement. Nothing in this Restated Agreement shall restrict any assignment or transfer of this Restated Agreement by Merck, whether by operation of law or otherwise. Without limiting the foregoing, this Restated Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns. This Restated Agreement, including the Annexes, Exhibits and Schedules and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and permitted successors and assigns, and nothing in this Restated Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Restated Agreement.

          12.5. Severability. If any term or other provision of this Restated Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy or for any other reason, all other conditions and provisions of this Restated Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Restated Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If the parties are unable to reach an agreement with respect to any such modification, arbitrators shall have the authority to do so in accordance with Article 9.

          12.6. Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Restated Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, except with respect to Article 3 of this Restated Agreement in respect of which the remedies set forth or referred to therein shall apply.

          12.7. Amendment; Waiver. Except as expressly provided herein, no change or amendment may be made to this Restated Agreement except by an instrument in writing signed on behalf of each of the parties hereto. No term or provision hereof may be waived by a party except by an instrument in writing signed on behalf of the party waiving compliance thereto.

          12.8. No Circumvention of this Agreement. Without the prior written consent of Merck, Medco shall not take any action intended to or which is reasonably likely to circumvent, avoid or nullify any of Medco's obligations under this Restated Agreement or to materially and adversely affect the rights of, and the benefits intended to be realized by, Merck pursuant to this Restated Agreement, or the financial capability of Medco to perform its obligations hereunder, including, without limitation, any corporate reorganization, restructuring or other corporate transaction, including transactions with Subsidiaries or Affiliates of Medco.

          12.9. Acknowledgement. The parties acknowledge that the type, nature and scope of the services provided by the Medco Parties to Medco Plans will be subject to change and revision from time to time during the term of this Restated Agreement in a manner which the parties hereto are unable to anticipate as of the date of execution of this Restated Agreement. The parties agree that, to the extent that, during the term of this

Restated Agreement, changes or revisions occur to the type, nature and scope of the services provided by the Medco Parties to Medco Plans or in the manner in which Medco Parties deliver Pharmaceutical Products or effect the delivery of Pharmaceutical Products, to Members under Medco Plans and in the judgment of Merck such changes could adversely affect the benefits contemplated by Merck to be realized by it pursuant to this Restated Agreement, the parties shall amend the terms of this Restated Agreement as necessary to ensure that, notwithstanding such changes or revisions, Merck obtains the benefits contemplated to be realized by it pursuant to this Restated Agreement.

          IN WITNESS WHEREOF, each of the Parties has caused this Restated Agreement to be executed in duplicate originals by its duly authorized representatives.

MERCK & CO., INC.                          MEDCO HEALTH SOLUTIONS, INC.

By:    /s/  Margaret G. McGlynn            By:    /s/  David B. Snow, Jr.
       ------------------------------             -----------------------------
Name:  Margaret G. McGlynn                 Name:  David B. Snow, Jr.
Title: President, U.S. Human Health        Title: President and Chief Executive
       Division                                   Officer

                                     ANNEX A

1. For each Calendar Quarter after the Calendar Quarter ended June 30, 2002, Merck shall pay to Medco the Total Rebate Amount, if any, in accordance with, and subject to, the provisions of Sections 2, 3, 4 and 5 of this Annex A. All capitalized terms used but not defined in this Annex A shall have the meanings set forth with respect thereto in the Amended and Restated Managed Care Agreement to which this Annex A is attached or in Annex B to the Restated Agreement.

2. Notwithstanding anything herein to the contrary, to the extent that, in the judgment of Merck, any rebate otherwise payable to Medco pursuant to the Restated Agreement in respect of a Calendar Quarter would, alone or together with any other price reduction, including any prompt payment discount, at any time available to any Medco Party, establish a new Best Price for Merck during any period with respect to any Merck Product, the amount of such rebate shall be reduced to the extent necessary in the judgment of Merck so that such rebate shall not establish a new Best Price with respect to such Merck Product and Medco shall have no right to receive any other form of payment or compensation from Merck with respect to the rebate so reduced.

3. Within 90 days following the close of each Calendar Quarter, Medco shall deliver to Merck, in a mutually acceptable electronic format, the Quarterly Data required by Section 7.2 of the Restated Agreement. Within 90 days after Merck receives with respect to a Calendar Quarter Quarterly Data that Merck determines in its sole discretion is substantially complete and accurate, Merck shall make a payment to Medco of an estimated rebate amount determined by Merck in its sole judgment based on its view of the rebate amount that will ultimately be payable with respect to such Calendar Quarter pursuant to the Restated Agreement (as adjusted in accordance with Section 2 of this Annex A). Within 90 days after Merck's receipt of complete and accurate Quarterly Data, Merck shall pay to Medco any rebate amount not previously paid by Merck with respect to such Calendar Quarter due pursuant to the Restated Agreement (as adjusted in accordance with Section 2 of this Annex A). In the event that Merck determines that Quarterly Data submitted by Medco is not complete or accurate, Merck shall notify Medco of such determination, and to the extent known to Merck, the additional information required to be submitted by Medco in order for the Quarterly Data to be complete and accurate; provided that Merck's failure to provide such notice shall not adversely affect Merck's rights or obligations hereunder. Merck's payment of any rebate amount or estimated rebate amount or Merck's notification of any determination shall not constitute an acknowledgement on the part of Merck that the data submitted by Medco is complete and accurate or a waiver of any of Merck's right under the Restated Agreement to obtain complete and accurate Quarterly Data from Medco or that the amount paid is correct, all payments being subject to final reconciliation and audit as provided herein Notwithstanding the foregoing, Merck shall not be required to pay any rebates with respect to utilization
                                       -1-
     that occurred during a Calendar Quarter for which complete and accurate Quarterly Data is received by Merck more than 180 days following the close of that Calendar Quarter.

4. If any error is discovered in the data submitted or rebates paid under the Original Agreement and/or the Restated Agreement, including the submission of information regarding utilization not subject to rebates under the Original Agreement and/or the Restated Agreement, the rebates due thereunder or hereunder shall be appropriately adjusted to reflect the error and Merck or Medco shall make payment to the other as required to reflect such adjustment, within 10 business days from the date such adjustment is determined. If Merck has overpaid Medco as a result of an error in data submitted by Medco or otherwise or makes a payment or estimated payment to which Medco is not entitled, Merck may, at its sole discretion, deduct the amount of the overpayment from future rebate payments due pursuant to this Restated Agreement or require Medco to repay to Merck the amount of the overpayment.

5. The parties agree that, notwithstanding anything to the contrary contained in the Restated Agreement or any other arrangement in effect between Merck and Medco prior to the Effective Date, Medco shall be entitled to receive rebates in an aggregate amount of not less than $443.9 million for the four Calendar Quarters of 2002 and in an aggregate amount of not less than $100.6 million for the first Calendar Quarter of 2003. The parties agree and acknowledge that the rebate amounts reflected in the foregoing sentence are not intended to reflect the manner in which rebate amounts, if any, which Medco may be entitled to receive under the Restated Agreement for the Calendar Quarters beginning with and after the second Calendar Quarter of 2003 will be determined. Neither such rebate amounts nor the payment thereof shall adversely affect, or constitute a waiver of, Merck's rights to determine the rebate amounts, if any, which Medco may be entitled to receive under the Restated Agreement for the Calendar Quarters beginning with and after the second Calendar Quarter of 2003 in accordance with the terms of the Restated Agreement.

6. At the time of each rebate payment, Merck shall provide Medco with reconciliation statements. Medco acknowledges that it is aware of the provisions with respect to the reporting of discounts pursuant to 42 C.F.R.
     (S) 1001.952(h)(1) and agrees to use the reconciliation statements to accurately report to private and governmental third-party payors, Plan sponsors, patients, and other individuals or entities the net effective discount price for each Merck Product for which a rebate has been paid under this Restated Agreement, to the extent required under applicable federal or state law.

7. Medco represents and warrants to Merck that all Individual Formulary Access Rebate Amounts received by Medco from Merck pursuant to the Original Agreement or the Restated Agreement will be passed on to Medco Plans, less any applicable management, administrative or other fees, all of which shall comply with Section 6 of the Restated Agreement.

                                     ANNEX B

         "Aggregate Medco Cost" of any Merck Product for any Calendar Quarter (or other period) means the product of (x) the Catalog Price of such Merck Product for such Calendar Quarter (or other period) and (y) the sum of the Units of such Merck Product from all Eligible Prescriptions of that Merck Product dispensed in such Calendar Quarter (or other period).

         "Applicable Percentage" shall have the meaning set forth on Schedule 4 to this Annex B.

         "Cumulative Incoming Sales Adjustment Amount" shall initially be equal to (x) the Quarterly Incoming Sales Amount for the Calendar Quarter ended March 31, 2002, plus (y) the Quarterly Incoming Sales Amount for the Calendar Quarter ended June 30, 2002. As of the end of each given Calendar Quarter ending after the Effective Date, the Cumulative Incoming Sales Adjustment Amount shall be adjusted, to the extent necessary, to be equal to the sum of the Cumulative Incoming Sales Adjustment Amount as of the end of the immediately preceding Calendar Quarter and the Quarterly Incoming Sales Amount for such given Calendar Quarter.

         "Exclusion Period" means, for any New Merck Product under any Medco Plan, a period ending as of the expiration of the fourth Calendar Quarter from and including the first Calendar Quarter in which any of the following events occurs: (i) the Plan P&T Committee of such Medco Plan reviews such New Merck Product for Formulary acceptance; (ii) such New Merck Product is listed on the Formulary of such Medco Plan; or (iii) a period of four calendar months shall have elapsed from the first date of sale of such New Merck Product by Merck.

         "Ex-Zocor(R) Minimum Reduction Percentage" means the percentage equal to seven percent (7%) multiplied by the Ex-Zocor(R) Reduction Factor.

         "Ex-Zocor(R) Reduction Factor" means (x) the Target (Ex-Zocor(R)) MAS Premium Percentage with respect to the Calendar Quarter ended December 31, 2001, divided by (y) the Target MAS Premium Percentage with respect to the Calendar Quarter ended December 31, 2001.

         "Final Zocor(R) Calendar Quarter" means the Calendar Quarter during which Zocor(R) ceases to be a Pharmaceutical Product.

         "Formulary Access Rebate Amount" for any Calendar Quarter shall be: (x) if, during such Calendar Quarter, (i) Medco shall have failed to comply with any of its obligations under Article 7 or Sections 2.1, 2.7, 10.1, 10.3, 10.5, 10.6, 12.4, 12.8 or 12.9 of the Restated Agreement, or (ii) the MAS Premium

Percentage is less than the Minimum MAS Premium Percentage, zero; and (y) in any other case, the sum of the Individual Formulary Access Rebate Amounts for all Merck Products.

         "Formulary Access Rebate Deduction" shall equal, for any Calendar Quarter in which the MAS Premium Percentage is lower than the Target MAS Premium Percentage, (x) the applicable percentage set forth on Schedule 1 to this Annex B multiplied by (y) (1) the Formulary Access Rebate Amount for such Calendar Quarter less (2) the Non-MAS Group Formulary Access Rebate Amount, if any, for such Calendar Quarter.

         "Formulary Access Rebate Deduction Recovery" shall equal, for any given Calendar Quarter, the Formulary Access Rebate Deduction, if any, for the immediately preceding Calendar Quarter (the "Moratorium Quarter"), if and only if there is no Formulary Access Rebate Deduction for the given Calendar Quarter and there is no Formulary Access Rebate Deduction for the Calendar Quarter immediately preceding the Moratorium Quarter.

         "General Control Individual Formulary Access Percentage" shall be, for each Merck Product, the percentage set forth for such Merck Product under the column "General" on Schedule 2 to this Annex B.

         "General Control MAS Rebate Amount," for any Calendar Quarter, for any Group of Merck Products (other than a Group of Merck Products that is a Non-MAS Group of Merck Products), shall be the General Control MAS Rebate Percentage with respect to such Group of Merck Products multiplied by the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products included in such Group of Merck Products dispensed during such Calendar Quarter under Eligible Medco Plans that constitute General Control Eligible Medco Plans with respect to the applicable dispensed Merck Products. For each Group of Merck Products that is a Non-MAS Group of Merck Products, the "General Control MAS Rebate Amount" shall be zero for each Calendar Quarter.

         "General Control MAS Rebate Percentage" for any Calendar Quarter, shall be, with respect to any Group of Merck Products (other than a Group of Merck Products that is a Non-MAS Group of Merck Products), the percentage set forth under "General" for such Group of Merck Products on Schedule 3 to this Annex B that relates to the Rebate Tier on Schedule 3 to this Annex B that corresponds to the MAS Premium Percentage for such Calendar Quarter.

         "Group of Merck Products" shall mean, as applicable, the Group A Merck Products, Group B Merck Products, Group C Merck Products, Group D Merck Products, Group E Merck Products or any new Group of Merck Products established pursuant to Section 10.8(b) of the Restated Agreement.

         "Group A Merck Products" means initially the Merck Products identified on Schedule 3 to this Annex B as "Group A," subject to adjustment in accordance with Section 10.8(b) of the Restated Agreement.

         "Group B Merck Products" means initially the Merck Products identified on Schedule 3 to this Annex B as "Group B," subject to adjustment in accordance with Section 10.8(b) of the Restated Agreement.

         "Group C Merck Products" means initially the Merck Products identified on Schedule 3 to this Annex B as "Group C," subject to adjustment in accordance with Section 10.8(b) of the Restated Agreement.

         "Group D Merck Products" means initially the Merck Products identified on Schedule 3 to this Annex B as "Group D," subject to adjustment in accordance with Section 10.8(b) of the Restated Agreement.

         "Group E Merck Products" means initially the Merck Products identified on Schedule 3 to this Annex B as "Group E," subject to adjustment in accordance with Section 10.8(b) of the Restated Agreement.

         "High Control Individual Formulary Access Percentage" shall be, for each Merck Product, the percentage set forth for such Merck Product under the column "High" on Schedule 2 to this Annex B.

         "High Control MAS Rebate Amount," for any Calendar Quarter, for any Group of Merck Products (other than a Group of Merck Products that is a Non-MAS Group of Merck Products), shall be the High Control MAS Rebate Percentage with respect to such Group of Merck Products multiplied by the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products included in such Group of Merck Products dispensed during such Calendar Quarter under Eligible Medco Plans that constitute High Control Eligible Medco Plans with respect to the applicable dispensed Merck Products. For each Group of Merck Products that is a Non-MAS Group of Merck Products, the "High Control MAS Rebate Amount" shall be zero for each Calendar Quarter.

         "High Control MAS Rebate Percentage" for any Calendar Quarter, shall be, with respect to any Group of Merck Products (other than a Group of Merck Products that is a Non-MAS Group of Merck Products), the percentage set forth under "High" for such Group of Products on Schedule 3 to this Annex B that relates to the Rebate Tier on Schedule 3 to this Annex B that corresponds to the MAS Premium Percentage for such Calendar Quarter.

         "Incoming Medco Plan" means with respect to any Calendar Quarter, each Medco Plan for which such Calendar Quarter is the first Calendar Quarter in which such Medco Plan is an Eligible Medco Plan for an entire Calendar Quarter.

         "Incoming Medco Plans Adjustment Percentage" for any Calendar Quarter shall be determined as follows:

         (A) If the Incoming Medco Plans MAS Premium Percentage with respect to such Calendar Quarter is less than the Outgoing Adjusted Minimum MAS Premium Percentage for such Calendar Quarter, the "Incoming Medco Plans Adjustment Percentage" shall be the percentage (which will be negative) obtained by multiplying (x)(i) the Incoming Medco Plans MAS Premium Percentage with respect to such Calendar Quarter less (ii) the Outgoing Adjusted Minimum MAS Premium Percentage with respect to such Calendar Quarter, by (y) the Incoming Medco Plans Sales Percentage with respect to such Calendar Quarter.

         (B) If there are no Incoming Medco Plans with respect to such Calendar Quarter or if the Incoming Medco Plans MAS Premium Percentage with respect to such Calendar Quarter is greater than or equal to the Outgoing Adjusted Minimum MAS Premium Percentage with respect to such Calendar Quarter but less than or equal to the Outgoing Adjusted MAS Premium Percentage with respect to such Calendar Quarter, the "Incoming Medco Plans Adjustment Percentage" shall be zero.

         (C) If the Incoming Medco Plans MAS Premium Percentage with respect to such Calendar Quarter is greater than the Outgoing Adjusted MAS Premium Percentage with respect to such Calendar Quarter, the "Incoming Medco Plans Adjustment Percentage" shall be the percentage (which will be positive) obtained by multiplying (x) the result of (i) the Incoming Medco Plans MAS Premium Percentage for such Calendar Quarter less (ii) the Outgoing Adjusted MAS Premium Percentage with respect to such Calendar Quarter, by (y) the Incoming Medco Plans Sales Percentage with respect to such Calendar Quarter.

         Attached hereto is Schedule 5 to this Annex B, which sets forth, solely for illustrative purposes, examples of the calculations reflected in clauses
(A), (B) and (C) under this definition of "Incoming Medco Plans Adjustment Percentage."

         "Incoming Medco Plans MAS Premium Percentage" shall be, with respect to any Calendar Quarter, equal to the MAS Premium Percentage for such Calendar Quarter calculated solely with respect to Eligible Medco Plans that constitute Incoming Medco Plans with respect to such Calendar Quarter.

         "Incoming Medco Plans Sales Percentage" shall be, with respect to any Calendar Quarter, (I) the sum of the Aggregate Medco Cost of all Eligible

Prescriptions of all Merck Products dispensed during such Calendar Quarter under Eligible Medco Plans that constitute Incoming Medco Plans with respect to such Calendar Quarter, divided by (II) the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during such Calendar Quarter under all Eligible Medco Plans (including Incoming Medco Plans with respect to such Calendar Quarter).

         "Individual Formulary Access Rebate Amount" shall be, in respect of any Calendar Quarter for any Merck Product, equal to the sum of (1)(x) the High Control Individual Formulary Access Percentage for such Merck Product, multiplied by (y) the Aggregate Medco Cost of all Eligible Prescriptions of such Merck Product dispensed during such Calendar Quarter under Eligible Medco Plans that constitute High Control Eligible Medco Plans with respect to such Merck Product and (2)(a) the General Control Individual Formulary Access Percentage for such Merck Product, multiplied by (b) the Aggregate Medco Cost of all Eligible Prescriptions of such Merck Product dispensed during such Calendar Quarter under Eligible Medco Plans that constitute General Control Eligible Plans with respect to such Merck Product; provided, however, that for any Calendar Quarter ending on or prior to December 31, 2003, the Individual Formulary Access Rebate Amount for Zocor(R) shall not exceed the Zocor(R) Maximum Individual Formulary Access Rebate Amount for such Calendar Quarter. Notwithstanding the foregoing, (a) no Individual Formulary Access Rebate Amount shall be paid for any Merck Product dispensed in any Calendar Quarter under any Offer Disqualified Plan, and (b) no Individual Formulary Access Rebate Amount shall be paid for a Calendar Quarter for any Merck Product dispensed under a Medco Plan (i) that constituted an Access Disqualified Plan for such Merck Product for such Calendar Quarter or (ii) in respect of which Medco Plan Medco breached any of its obligations under Section 2.3 of this Restated Agreement with respect to such Merck Product during such Calendar Quarter or (iii) in respect of which Merck elects, with respect to the applicable Calendar Quarter, in accordance with Section 2.6(b) of this Restated Agreement, that no Individual Formulary Access Rebate Amount be paid with respect to any Eligible Prescription.

         "MAS Premium Percentage" for any Calendar Quarter means the sum of all the Weighted Medco Market Share Premium Percentages for such Calendar Quarter; provided, that, for purposes of the calculation of MAS Premium Percentage, (i) any New Merck Product shall not be treated as a Merck Product during the Exclusion Period, and (ii) all Merck Products included in a Non-MAS Group of Merck Products shall not be treated as a Merck Product for any Calendar Quarter.

         "MAS Rebate" shall equal, for any Calendar Quarter in which the MAS Premium Percentage is equal to or exceeds the Minimum MAS Premium Percentage, the sum of (a) the General Control MAS Rebate Amounts with respect to all Groups of Merck Products, and (b) the High Control MAS Rebate Amounts with respect to all Groups of Merck Products. Notwithstanding the foregoing, if during any Calendar Quarter, Medco shall have failed to comply with any of its obligations under Article 7 or Sections 10.1, 10.3, 10.5, 10.6, 12.4, 12.8 or 12.9 of the
Restated Agreement, the MAS Rebate for that Calendar Quarter shall be zero.

         "Medco Share Weight" for any Merck Product for any Calendar Quarter means the result (expressed as a percentage) obtained by dividing (x) the Aggregate Medco Cost of that Merck Product in that Calendar Quarter by (y) the sum of the Aggregate Medco Cost of all Merck Products in that Calendar Quarter.

         "Minimum (Ex-Zocor(R)) MAS Premium Percentage" means, for any Calendar Quarter, the Target (Ex-Zocor(R)) MAS Premium Percentage for such Calendar Quarter less the Ex-Zocor(R) Minimum Reduction Percentage. (It is understood that in accordance with the foregoing, the Minimum (Ex-Zocor(R)) MAS Premium Percentage will adjust simultaneously with any adjustments to the Target (Ex-Zocor(R)) MAS Premium Percentage.)

         "Minimum MAS Premium Percentage" means, for any Calendar Quarter, the Target MAS Premium Percentage for such Calendar Quarter less seven (7) percentage points. (It is understood that, in accordance with the foregoing, the Minimum MAS Premium Percentage will adjust simultaneously with any adjustments to the Target MAS Premium Percentage.) Notwithstanding the foregoing, with respect to any Calendar Quarter after the Final Zocor(R) Calendar Quarter, the Minimum MAS Premium Percentage shall be equal to the Minimum (Ex Zocor(R)) MAS Premium Percentage (determined and calculated in accordance with the definition thereof).

         "Non-MAS Group of Merck Products" means any Group of Merck Products determined to be a Non-MAS Group of Merck Products by Merck in accordance with
Section 10.8(b) of the Restated Agreement. Each such Group of Merck Products shall not be included for purposes of calculating the MAS Rebate or in any calculation of MAS Premium Percentage.

         "Non-MAS Group Formulary Access Rebate Amount" means, with respect to any Calendar Quarter, the sum of the Individual Formulary Access Rebate Amounts, if any, for all Merck Products that are included in a Non-MAS Group of Merck Products.

         "Outgoing Adjusted MAS Premium Percentage" means, with respect to any given Calendar Quarter, the sum of (x) the MAS Premium Percentage for the immediately preceding Calendar Quarter, and (y) the Outgoing Medco Plans Adjustment Percentage for such given Calendar Quarter.

         "Outgoing Adjusted Minimum MAS Premium Percentage" means, for any given Calendar Quarter, the sum of (x) the Minimum MAS Premium Percentage for the immediately preceding Calendar Quarter and (y) the Outgoing Medco Plans Adjustment Percentage for such given Calendar Quarter.

         "Outgoing Medco Plan" means, with respect to any given Calendar Quarter, any Medco Plan that is not an Eligible Medco Plan during the entire given Calendar Quarter, but was an Eligible Medco Plan for the entire immediately preceding Calendar Quarter.

         "Outgoing Medco Plans Adjustment Percentage" for any given Calendar Quarter means the percentage (which may be zero, negative or positive ) obtained by multiplying (x)(i) the MAS Premium Percentage for the immediately preceding Calendar Quarter less (ii) the Outgoing Medco Plans MAS Premium Percentage with respect to the given Calendar Quarter, by (y) the Outgoing Medco Plans Sales Percentage with respect to the given Calendar Quarter. Attached hereto is
Schedule 5 to this Annex B, which sets forth, solely for illustrative purposes, examples of the calculation reflected under this definition of "Outgoing Medco Plans Adjustment Percentage."

         "Outgoing Medco Plans MAS Premium Percentage" shall be, with respect to any given Calendar Quarter, equal to the MAS Premium Percentage for the immediately preceding Calendar Quarter calculated solely with respect to Eligible Medco Plans that constitute Outgoing Medco Plans with respect to the given Calendar Quarter.

         "Outgoing Medco Plans Sales Percentage" shall be, with respect to any given Calendar Quarter, (I) the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during the immediately preceding Calendar Quarter under Eligible Medco Plans that constitute Outgoing Medco Plans with respect to the given Calendar Quarter, divided by (II) the result of (a) the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during the immediately preceding Calendar Quarter under all Eligible Medco Plans (but excluding Outgoing Medco Plans with respect to the immediately preceding Calendar Quarter), less (b) the amount reflected in clause
(I) of this paragraph.

         "Quarterly Incoming Sales Amount", with respect to any Calendar Quarter, shall equal the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during such Calendar Quarter under all Eligible Medco Plans that constitute Incoming Medco Plans with respect to such Calendar

Quarter. For any Calendar Quarter with respect to which there are no Incoming Medco Plans, the "Quarterly Incoming Sales Amount" shall be zero.

         "Target (Ex-Zocor(R)) MAS Premium Percentage" shall be, with respect to the Calendar Quarter ended December 31, 2001, the sum of all of the Weighted Medco Market Share Premium Percentages for the Calendar Quarter ended December 31, 2001, excluding from such calculation (x) Prinivil(R)/Prinzide(R) and the Therapeutic Category that includes Prinivil(R)/Prinzide(R), and (y) Zocor(R) and the Therapeutic Category that includes Zocor(R). With respect to each given Calendar Quarter beginning with the Calendar Quarter ended March 31, 2002, the "Target (Ex-Zocor(R)) MAS Premium Percentage" shall be adjusted, if necessary, to be equal to the sum of (x) the Target MAS (Ex-Zocor(R)) Premium Percentage for the immediately preceding Calendar Quarter, (y) the Outgoing Medco Plans Adjustment Percentage for such given Calendar Quarter (calculated as if Zocor(R) did not constitute a Merck Product and with all references to "Minimum MAS Premium Percentage" being deemed to refer to "Minimum (Ex-Zocor(R)) MAS Premium Percentage") and (z) the Incoming Medco Plans Adjustment Percentage for such given Calendar Quarter (calculated as if Zocor(R) did not constitute a Merck Product and with all references to "Minimum MAS Premium Percentage" being deemed to refer to "Minimum (Ex-Zocor(R)) MAS Premium Percentage"). If, at the end of any Calendar Quarter ending after the Effective Date, the Cumulative Incoming Sales Adjustment Amount (calculated as if Zocor(R) did not constitute a Merck Product) exceeds 20% of the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during the Calendar Quarter ended December 31, 2001 under all Eligible Medco Plans (calculated as if Zocor(R) did not constitute a Merck Product), Merck shall have the right, at any time thereafter, to renegotiate with Medco the adjustment methodology reflected in this paragraph.

         "Target MAS Premium Percentage" shall be, with respect to the Calendar Quarter ended December 31, 2001, the sum of all of the Weighted Medco Market Share Premium Percentages for the Calendar Quarter ended December 31, 2001, excluding from such calculation Prinivil(R)/Prinzide(R) and the Therapeutic Category that includes Prinivil(R)/Prinzide(R), and utilizing a Weighted Medco Market Share Premium Percentage for Zocor(R) that is equal to the actual Medco Market Share for Zocor(R) for the Calendar Quarter ended December 31, 2001 less the Zocor(R) Permitted Percentage Point Reduction set forth on Schedule 4 to this Annex B. Medco shall deliver to Merck within 30 days from the Effective Date the Quarterly Data with respect to the Calendar Quarter ended December 31, 2001. Within 30 days after receipt of complete and accurate Quarterly Data for the Calendar Quarter ended December 31, 2001, Merck shall calculate the initial Target MAS Premium Percentage referred to in the first sentence of this definition. With respect to each given Calendar Quarter beginning with the

Calendar Quarter ended March 31, 2002, the "Target MAS Premium Percentage" shall be adjusted, if necessary, to be equal to the sum of (x) the Target MAS Premium Percentage for the immediately preceding Calendar Quarter, (y) the Outgoing Medco Plans Adjustment Percentage for such given Calendar Quarter and (z) the Incoming Medco Plans Adjustment Percentage for such given Calendar Quarter. (It is understood that Schedules 1 and 3 to this Annex B operate to adjust each of the percentages set forth under "Rebate Tiers" in Schedule 3 to this Annex B and under "MAS Premium Percentage" in Schedule 1 to this Annex B simultaneously with any adjustments to the Target MAS Premium Percentage in accordance with the foregoing.) If, at the end of any Calendar Quarter ending after the Effective Date, the Cumulative Incoming Sales Adjustment Amount exceeds 20% of the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during the Calendar Quarter ended December 31, 2001 under all Eligible Medco Plans, Merck shall have the right, at any time thereafter, to renegotiate with Medco the adjustment methodology reflected above in this paragraph. Notwithstanding the foregoing, with respect to Calendar Quarters after the Final Zocor(R) Calendar Quarter, (a) the Target MAS Premium Percentage for such Calendar Quarter shall be equal to the "Target (Ex-Zocor(R)) MAS Premium Percentage (as calculated in accordance with the definition thereof) and (b) the percentages under "Rebate Tiers" in Schedule 3 to this Annex B and under "MAS Premium Percentage" in Schedule 1 to this Annex B shall be adjusted so that the increment (expressed as a percentage) between each consecutive tier shall be equal to the increment between such tiers as of the execution date of this Restated Agreement (one percent) multiplied by the Ex-Zocor(R) Reduction Factor (rounded to the nearest hundredth decimal place). (It is understood that, after such adjustment to those increments, Schedules 1 and 3 to this Annex B will operate to adjust each of the percentages set forth under "Rebate Tiers" in
Schedule 3 to this Annex B and under "MAS Premium Percentage" in Schedule 1 to this Annex B simultaneously with any adjustments to the Target (Ex-Zocor(R)) MAS Premium Percentage in accordance with the foregoing.)

         "Total Rebate Amount" for any Calendar Quarter after the Calendar Quarter ended June 30, 2002 shall be equal to (1) the Formulary Access Rebate Amount for such Calendar Quarter, if any, plus (2) the MAS Rebate for such Calendar Quarter, if any, less (3) the Formulary Access Rebate Deduction for such Calendar Quarter, if any, plus (4) the Formulary Access Rebate Deduction Recovery for such Calendar Quarter, if any, and, solely in the case of the last Calendar Quarter of any True-up Period, plus (5) the Zocor(R) Annual Market Share Rebate Amount, if any. Notwithstanding any other provision of the Restated Agreement, Annex A, Annex B or any of the Schedules thereto or hereto, if any Medco Plan is not an Eligible Medco Plan for an entire Calendar Quarter, Eligible Prescriptions dispensed during such Calendar Quarter under such Medco Plan during the period when it was an Eligible Medco Plan shall be taken into account for purposes of calculating the Formulary Access Rebate Amount but not for purposes of calculating any MAS Rebate, and such Medco Plan shall not be taken into account for purposes of any calculation of MAS Premium Percentage. In the event that (a) with respect to any Calendar Quarter, the Total Rebate Amount is reduced as a result of Medco's failure, for such Calendar Quarter (or the True-up Period ending at the end of such Calendar Quarter), to comply with any of its obligations to furnish, make available or provide information or data to Merck under the Restated Agreement and (b) within 30 days of receipt of notice from Merck of the applicable failure to furnish, make available or provide information or data, Medco cures such failure by furnishing the required information and data to Merck, Medco shall thereupon become entitled to receive, with respect to such Calendar Quarter, the amount by which the Total Rebate Amount was reduced as a result of Medco's failure and shall not be deemed to have breached the Restated Agreement as a result of such failure.

         "True-up Period" means each of the four Calendar Quarter periods ending on June 30 during the term of the Restated Agreement; provided, however, that if the Restated Agreement is terminated in accordance with Article 8 as of a date other than June 30, for purposes hereof, the final True-up Period shall begin on the day after the conclusion of the immediately preceding True-up Period and end as of the date of such termination. Notwithstanding the foregoing, the True-up Period during which Zocor(R) ceases to be a Merck Product or a Pharmaceutical Product shall be deemed to begin on the day after the conclusion of the immediately preceding True-up Period and end as of the last date of the Calendar Quarter during which Zocor ceases to be a Pharmaceutical Product or a Merck Product, and no True-up Period shall occur thereafter.

         "Weighted Medco Market Share Premium Percentage" for any Merck Product for any Calendar Quarter means the result (which may be zero, negative or positive ) obtained by multiplying (x) the Medco Share Weight for that Merck Product for that Calendar Quarter by (y) the result (expressed as a percentage) obtained by (1) dividing (A) the Medco Market Share for that Merck Product for that Calendar Quarter by (B) the National Market Share for that Merck Product for that Calendar Quarter and (2) subtracting 100% from such quotient; provided, that, if the result obtained pursuant to the calculation in this clause (y) exceeds 100% with respect to any Merck Product, the result shall be deemed equal to 100% for purposes of this clause (y).

         "Zocor(R) Annual Market Share Rebate Amount" shall mean, for any True-up Period in which the result obtained by subtracting (x) 100% from (y) the quotient of the Medco Market Share for Zocor(R) for such True-up Period, divided by the National Market Share for Zocor(R) for such True-up Period is equal to or greater than the Zocor(R) 2001 Premium Percentage, an amount determined at the end of the last Calendar Quarter of such True-up Period that is equal to the excess, if any, of (a)(i) the Zocor(R) Maximum Individual Formulary Access Percentage set forth on Schedule 4 to this Annex B, multiplied by (ii) the Aggregate Medco Cost of all Eligible Prescriptions of Zocor(R) dispensed during all Calendar Quarters of the True-up Period under Zocor(R) High Control Eligible Medco Plans and Zocor(R) General Control Eligible Medco Plans (other than Medco Plans (1) which constituted Access Disqualified Plans with respect to Zocor(R) for the applicable Calendar Quarter or constitute Offer Disqualified Plans, or (2) in respect of which (x) Medco breached any of its obligations under Section 2.3 of this Restated Agreement with respect to Zocor(R) during the applicable Calendar Quarter or (y) Merck elects, with respect to the applicable Calendar Quarter, in accordance with Section 2.6(b) of this Restated Agreement, that no Individual Formulary Access Rebate Amount be paid with respect to any Eligible Prescription), over (b) the sum of the Individual Formulary Access Rebate Amounts with respect to Zocor(R) for all Calendar Quarters of such True-up Period (excluding Eligible Prescriptions dispensed under Medco Plans (1) which constituted Access Disqualified Plans with respect to Zocor(R) for the applicable Calendar Quarter or constitute Offer Disqualified Plans, or (2) in respect of which (x) Medco breached any of its obligations under Section 2.3 of this Restated Agreement with respect to Zocor(R) during the applicable Calendar Quarter, (y)Merck elects, with respect to the applicable Calendar Quarter, in accordance with Section 2.6(b) of this Restated Agreement, that no Individual Formulary Access Rebate Amount be paid with respect to any Eligible Prescription); provided, that, the Zocor(R) Annual Market Share Rebate Amount for any True-up Period shall be reduced by a percentage thereof equal to the percentage calculated by dividing (a) (x) the aggregate amount of the Formulary Access Rebate Deductions for all Calendar Quarters during such True-up Period (after giving effect to Formulary Access Rebate Deduction Recoveries relating to any such Calendar Quarters), plus (y) the aggregate amount of the Formulary Access Rebate Amounts that would have applied for Calendar Quarters, if any, during the True-up Period with respect to which the Formulary Access Rebate Amount was zero by reason of the fact that the MAS Premium Percentage was less than the Minimum MAS Premium Percentage by (b) (x) the aggregate amount of the Formulary Access Rebate Amounts for all Calendar Quarters of such True-up Period, plus (y) the aggregate amount of the Formulary Access Rebate Amounts that would have applied for Calendar Quarters, if any, during the True-up Period with respect to which the Formulary Access Rebate Amount was zero by reason of the fact that the MAS Premium Percentage was less than the Minimum MAS Premium Percentage. Notwithstanding the foregoing, if during any Calendar Quarter in such True-up Period, Medco shall have failed to comply with any of its obligations under Article 7 or Sections 2.1, 2.7, 10.1, 10.3, 10.5, 10.6, 12.4,
12.8 or 12.9 of the Restated Agreement, the Zocor(R) Annual Market Share Rebate Amount for such True-up Period shall be zero.

         "Zocor(R) General Control Eligible Medco Plan" means, in respect of any Calendar Quarter, any Eligible Medco Plan that constitutes a General Control Eligible Medco Plan with respect to Zocor(R) for such Calendar Quarter.

         "Zocor(R) High Control Eligible Medco Plan" means, in respect of any Calendar Quarter, any Eligible Medco Plan that constitutes a High Control Eligible Medco Plan with respect to Zocor(R) for such Calendar Quarter.

         "Zocor(R) Maximum Individual Formulary Access Rebate Amount" shall mean, for any Calendar Quarter ending on or prior to December 31, 2003, (x) the Zocor(R) Maximum Individual Formulary Access Percentage set forth on Schedule 4 to this Annex B, multiplied by (y) the Aggregate Medco Cost of all Eligible Prescriptions of Zocor(R) dispensed during such Calendar Quarter under all Zocor(R)High Control Eligible Medco Plans and Zocor(R) General Control Eligible Plans.

         "Zocor(R) 2001 Premium Percentage" shall be equal to the percentage obtained by subtracting (x) 100% from (y) the quotient of (i) the Medco Market Share for Zocor(R) for the Calendar Quarter ended December 31, 2001 less the Zocor(R) Permitted Percentage Point Reduction set forth on Schedule 4 to this Annex B, divided by (ii) the National Market Share for Zocor(R) for that Calendar Quarter. Medco shall deliver to Merck within 30 days from the Effective Date the Quarterly Data with respect to Zocor(R) for the Calendar Quarter ended December 31, 2001. Within 30 days after receipt of complete and accurate Quarterly Data with respect to Zocor(R) for the Calendar Quarter ended December 31, 2001, Merck shall calculate the Zocor(R) 2001 Premium Percentage.